Exhibit 10.21

CREDIT AGREEMENT

by and among

NORTHWEST AIRLINES, INC.,

as Borrower,

NORTHWEST AIRLINES CORPORATION,

MCH, INC.,

COMPASS AIRLINES, INC.,

MESABA AVIATION, INC.,

NWA FUEL SERVICES CORPORATION,

NORTHWEST AEROSPACE TRAINING CORPORATION,

NWA RETAIL SALES INC.,

and MLT INC.,

as Guarantors,

THE LENDERS FROM TIME TO TIME PARTIES HERETO,

U.S. BANK NATIONAL ASSOCIATION,

as Lead Arranger, Joint Book Runner and Administrative Agent,

CITIGROUP GLOBAL MARKETS INC. and MORGAN STANLEY BANK, N.A.,

as Co-Lead Arrangers and Joint Book Runners

Dated as of October 29, 2008

EXHIBITS

Exhibit A	Commitment Amounts
Exhibit B	Form of Collateral Report
Exhibit C	Form of Compliance Certificate
Exhibit D	Form of Cash Liquidity Report
Exhibit E	Form of Note
Exhibit F	Form of Joinder
Exhibit G	Form of Assignment
Exhibit H	Form of Confidentiality Agreement
Exhibit I	Form of Borrowing Request

SCHEDULES

Schedule 1.1-A	Real Property Assets
Schedule 1.1-B	Pre-existing Accounts
Schedule 1.1-C	Pledged Dual-Control Accounts
Schedule 1.1-D	Pledged Exclusive-Control Accounts
Schedule 1.1-E	Excluded Accounts
Schedule 3.2	Aircraft Fuel Locations
Schedule 4.4	Consents, Authorizations, Filings and Notices
Schedule 4.10	Subsidiaries
Schedule 6.2(c)	Indebtedness

CREDIT AGREEMENT

This Credit Agreement (“Agreement”), dated as of  October 29, 2008, is made and entered into by and among NORTHWEST AIRLINES, INC., a corporation organized under the laws of the State of Minnesota (the “Borrower”), NORTHWEST AIRLINES CORPORATION, a corporation organized under the laws of the State of Delaware (including, from and after the Initial Delta Merger Date, as defined below, the surviving corporation of the Initial Delta Merger, as defined below, “Holdings”), MCH, INC., a corporation organized under the laws of the State of Delaware (“MCH”), COMPASS AIRLINES, INC., a corporation organized under the laws of the State of Delaware (“Compass”), MESABA AVIATION, INC., a corporation organized under the laws of the State of Minnesota (“Mesaba”),  NWA FUEL SERVICES CORPORATION, a corporation organized under the laws of the State of New York (“NWA Fuel”), NORTHWEST AEROSPACE TRAINING CORPORATION, a corporation organized under the laws of the State of Delaware (“Northwest Aerospace”), NWA RETAIL SALES INC., a corporation organized under the laws of the State of Minnesota (“NWA Retail”), and MLT INC., a corporation organized under the laws of the State of Minnesota (“MLT”) (Holdings, MCH, Compass, Mesaba, NWA Fuel, Northwest Aerospace, NWA Retail and MLT each individually a “Guarantor” and, collectively, the “Guarantors”), each entity that is a party hereto from time to time as a lender (each individually a “Lender” and, collectively, the “Lenders”), U.S. BANK NATIONAL ASSOCIATION, a national banking association (“U.S. Bank”), as a Lender and Letter of Credit Issuer, lead arranger and joint book runner and as administrative agent for the Secured Creditors, as defined below (in such capacity, the “Agent”), CITIBANK, N.A., a national banking association, as a Lender, CITIGROUP GLOBAL MARKETS INC., as co-lead arranger and joint book runner, and MORGAN STANLEY BANK, N.A., a national banking association, as a Lender, co-lead arranger and joint book runner.

WHEREAS, the Borrower and each Guarantor have requested the Lenders to make available to the Borrower a secured revolving credit facility (capitalized terms used in these recitals having the meanings assigned thereto in the preamble hereto); and

WHEREAS, the Lenders are willing to make such credit facility available, on the terms and conditions set forth below;

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.1  Definitions.  As used in this Agreement, the following terms shall have the following respective meanings (and such meanings shall be equally applicable to both the singular and plural form of the terms defined, as the context may require):

“Account Control Agreement” means, in respect of a deposit account, sweep account linked thereto or other securities account owned by the Borrower or a Guarantor, an agreement among the Borrower or such Guarantor, as the case may be, the Agent, acting on behalf of the Secured Creditors and other Persons to the extent provided in the Agency Agreement, and the bank or the securities intermediary or financial institution, as applicable, with which such account is maintained, in respect of such account, in each case in form and substance reasonably satisfactory to the Agent.

“Acquisition” means an acquisition, the consideration for which is paid (in whole or in part) in cash (it being understood that any deferred purchase price or assumed Indebtedness due within one year after any such acquisition shall be treated as paid in cash as of the date of such acquisition), by any Person of (a) the Capital Stock of any other Person which, upon consummation of such acquisition, becomes a Subsidiary of such Person, (b) assets constituting all or substantially all of the assets of any other Person, (c) assets constituting an operating unit or division of any other Person, (d) one or more Routes in a single transaction or series of related transactions to the extent that the cash consideration for the acquisition of such Routes exceeds $50,000,000, (e) Intellectual Property used in connection with the operation of an air passenger or cargo business by any other Person purchased outside the ordinary course of business from any such Person in a single transaction or series of related transactions to the extent that the cash consideration for the acquisition of such Intellectual Property exceeds $25,000,000 and (f) Flight Equipment from any other Person (other than a manufacturer) in a single transaction or series of related transactions to the extent the cash consideration for the acquisition of such Flight Equipment exceeds $100,000,000, including any such acquisition in connection with the establishment of a low cost air passenger business.

“Adjusted Daily LIBOR Rate” means, with respect to each day, the rate determined by dividing the Daily LIBOR Rate in effect on such day by 1.00 minus the LIBOR Reserve Percentage.

“Adjusted LIBOR Rate” means, with respect to each Interest Period applicable to a LIBOR Advance, the rate determined by dividing the LIBOR Rate for such Interest Period by 1.00 minus the LIBOR Reserve Percentage.

“Advance” means any portion of the outstanding Loans by a Lender as to which one of the available interest rate options and, if pertinent, an Interest Period, is applicable. Subject to the terms and conditions hereof, an Advance may be a LIBOR Advance or a Base Rate Advance, and a LIBOR Advance may be a One-Month LIBOR Advance, a Two-Month LIBOR Advance or a Three-Month LIBOR Advance.

“Affiliate” means as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agency Agreement” means that certain Agency Agreement dated as of October 29, 2008, between U.S. Bank and JPMorgan Chase Bank, N.A., in each case in the capacity or capacities referred to therein.

“Agent” has the meaning given in the preamble.

“Aggregate Commitment Amount” means, as of any date, the sum of the Commitment Amounts of all the Lenders.

“Aircraft” means any “Aircraft”, as defined in any of the Aircraft Mortgages.

“Aircraft Fuel” has the meaning given in the Security Agreement.

“Aircraft Mortgages” means the NWA Aircraft Mortgage, the Compass Aircraft Mortgage and the Mesaba Aircraft Mortgage.

“Airport Authority” means any city or any public or private board or other body or organization chartered or otherwise established for the purpose of administering, operating or managing airports or related facilities, which in each case is an owner, administrator, operator or manager of one or more airports or related facilities.

“Applicable Lending Office” means, for each Lender and for each type of Advance, the office of such Lender identified as such Lender’s Applicable Lending Office on the signature pages hereof or such other domestic or foreign office of such Lender (or of an Affiliate of such Lender) as such Lender may specify from time to time, by notice given pursuant to Section 10.4, to the Agent and the Borrower as the office by which its Advances of such type are to be made and maintained.

“Applicable Margin” means:

(a)         for LIBOR Advances,

(i)            3.50% for Tranche 1 Loans; and

(ii)           4.50% for Tranche 2 Loans; and

(b)        for Base Rate Advances,

(i)            2.00% for Tranche 1 Loans; and

(ii)           3.00% for Tranche 2 Loans.

“Applicable Termination Date” means, for any Loan, the earlier of (a) (I) if such Loan is a Tranche 1 Loan, the Tranche 1 Termination Date, and (II) if such Loan is a Tranche 2 Loan, the Tranche 2 Termination Date, (b) the date on which the Borrower ceases to be a separate legal entity and an operating airline, including, without limitation, the Final Delta Consolidation Date, and (c) the date on which the Aggregate Commitment Amount is reduced to zero or the Commitments are terminated, pursuant to Section 2.17, Section 7.1 or otherwise.

“Appraisal Report” means an appraisal in form and substance reasonably satisfactory to the Agent and prepared by the Non-Real Estate Appraisers or the Real Estate Appraisers, as applicable, that certifies, at the time of determination, the Current Appraised Value of the applicable Collateral.

“Appraised Collateral” means Collateral that is Mortgaged Aircraft Collateral, Appraised FAA Slots, Spare Parts owned by the Borrower, Japanese Real Property Assets or any other individual asset that constitutes Collateral and is included in an Appraisal Report.

“Appraised FAA Slots” means FAA Slots that constitute “Collateral” as defined in the Slot and Gate Security Agreement and are included in an Appraisal Report.

“Appraisers” means the Non-Real Estate Appraisers and the Real Estate Appraisers.

“Assigned Engine Lease” has the meaning given in the NWA Aircraft Mortgage.

“Bailee Letter” means an agreement in form and substance reasonably satisfactory to the Agent executed by a Person who is or may from time to time be in possession of property of the Borrower, pursuant to which such Person, subject to exceptions reasonably acceptable to the Agent, (i) acknowledges the Agent’s Lien in such property and (ii) agrees that, upon notice from the Agent, such Person will dispose of such property only in accordance with the Agent’s directions.

“Base Rate” means, as of any date of determination, the greatest of (a) the Prime Rate, (b) the Federal Funds Rate plus 0.50%, and (c) the Adjusted Daily LIBOR Rate in effect and reset each Business Day plus 2.00%; each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate, the Federal Funds Rate or the Adjusted Daily LIBOR Rate, as applicable.

“Base Rate Advance” means an Advance with respect to which the interest rate is determined by reference to the Base Rate.

“Board” means the Board of Governors of the Federal Reserve System or any successor thereto.

“Borrower” has the meaning given in the preamble.

“Borrowing Request” means a request substantially in the form of Exhibit I hereto and executed by a Responsible Officer of the Borrower.

“Business Day” means any day (other than a Saturday, Sunday or legal holiday in the State of Minnesota or the State of New York) on which commercial banks are permitted to be open in Minneapolis, Minnesota and New York, New York; provided that, if any such day relates to a LIBOR Advance, the Adjusted LIBOR Rate or the Adjusted Daily LIBOR Rate, such day must also be a day on which dealings in U.S. Dollar deposits are conducted by and between banks in the London interbank Eurodollar market.

“Cape Town Convention” means the official English language texts of the Convention on International Interests in Mobile Equipment and the Protocol to the Convention on International Interests in Mobile Equipment on Matters Specific to Aircraft Equipment which were signed in Cape Town, South Africa (together with the Regulations and Procedures issued by the Supervisory Authority for the International Registry and all other rules, amendments, supplements, modifications and revisions thereto), as in effect in any applicable jurisdiction and as the same may be amended from time to time.

“Capital Lease Obligations” means as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cases” means the voluntary petitions for relief under Chapter 11 of the Bankruptcy Code with the United States Bankruptcy Court for the Southern District of New York filed on September 14, 2005, by Holdings, the Borrower and certain other Affiliates and certain of the Borrower’s domestic Subsidiaries.

“Cash Equivalent Securities” means cash or:

(a)           marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States government or (ii) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year or less after the date of issuance;

(b)           certificates of deposit issued by U.S. Bank and maturing within one year or less after the date of issuance; or

(c)           short-term commercial paper issued by U.S. Bank carrying ratings of A-1+ from S&P and P-1 from Moody’s.

“Cash Liquidity” means, at any time, the sum of (a) (I) unrestricted cash and cash equivalents of Holdings and its Subsidiaries at such time and (II) unrestricted short term investments of Holdings and its Subsidiaries at such time, excluding, however, in the case of both clause (I) and clause (II), any such cash, cash equivalents or short term investments on deposit or held in any of the Pledged Dual-Control Accounts, Excluded Accounts or Escrow Accounts, and (b) the Undrawn Facility Amount at such time.

“Cash Liquidity Report” means a report certified by a Responsible Officer of the Borrower substantially in the form of Exhibit D (with such changes as may be reasonably approved by the Agent).

“Certificated Air Carrier” means a Citizen of the United States holding a carrier operating certificate issued by the Secretary of Transportation pursuant to Chapter 447 of Title 49, for aircraft capable of carrying ten or more individuals or 6,000 pounds or more of cargo.

“Citicorp Credit Agreement” means that certain Super Priority Debtor In Possession and Exit Credit and Guarantee Agreement, dated as of August 21, 2006, among Holdings, the Borrower, certain Affiliates thereof, the several banks and other financial institutions or entities from time to time parties thereto as lenders, Citicorp USA, Inc., as administrative agent, and certain other parties, as amended to date and as may be amended, restated, modified, supplemented or amended and restated from time to time

“Citicorp Credit Agreement Obligations” means “Obligations” under and as defined in the Citicorp Credit Agreement.

“Citizen of the United States” has the meaning provided in Section 40102(a)(15) of Title 49.

“Class D Certificates” has the meaning given in the Security Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means the property of the Borrower and the Guarantors, as applicable, upon which a Lien is purported to be created by any Security Document; provided that “Collateral” shall not include any such property Disposed of in accordance with the terms of Section 6.5.

“Collateral Coverage Shortfall Deposit” has the meaning given in Section 6.1(c).

“Collateral Coverage Threshold” means $625,000,000.

“Collateral Event” means, with respect to an item of Collateral, any of the events described below:

(a)           with respect to any and all Appraised FAA Slots affected thereby, (i) the occurrence of any event, including the Borrower’s or any applicable Guarantor’s abandonment or failure to comply with any applicable Use or Lose Rule, that would allow the FAA, the DOT, any other Governmental Authority or any Airport Authority to withdraw, cancel, suspend or terminate the Borrower’s or such Guarantor’s authority to hold or use any of the Appraised FAA Slots at any one airport, or (ii) any withdrawal, retirement, reallocation, re-characterization or revision thereof by the FAA, the DOT, any other Governmental Authority or any Airport Authority (A) in connection with or as a consequence of the merger, as contemplated by the Merger Agreement, of the Borrower and Delta (including the Initial Delta Merger), or (B) pursuant to or as a consequence of any regulatory changes (including, without limitation, the issuance, effectiveness or implementation of 14 C.F.R. Part 93 Subpart C), or any judicial or administrative determination in any petition, action or proceeding (with the resulting appraisal under Section 5.6(c), in the case of clause (i) or clause (ii), being an appraisal of the Appraised FAA Slots at such airport);

(b)           the failure of any material assumption contained in any Appraisal Report or Collateral Report or otherwise bearing on the Current Appraised Value of any Eligible Collateral from time to time to be true, except to the extent such failure would not reasonably be expected to affect in a materially adverse manner the Current Appraised Value of the applicable Appraised Collateral, or the value assigned to the applicable Collateral in such Collateral Report or otherwise, as applicable, in each case as determined by the Agent or the Required Lenders; or

(c)           without limiting the generality of clause (b) above, (i) any failure of the Borrower or any applicable Guarantor to maintain insurance in accordance with the provisions of this Agreement or any Security Document with respect to such item of Collateral, and (ii) any Event of Loss with respect to such item of Collateral.

“Collateral Report” means a report certified by a Responsible Officer of the Borrower substantially in the form of Exhibit B (with such changes as may be reasonably approved by the Agent).

“Collateralization Requirements” means the covenant set forth in Section 6.1(c) and the Deposit Requirement.

“Commitment” means, with respect to a Lender, the agreement of such Lender to make Loans to the Borrower in an aggregate principal amount outstanding at any time not to exceed such Lender’s Commitment Amount (or, if the term “Commitment” is used specifically in respect of Tranche 1 Loans or Tranche 2 Loans, a portion thereof equal to such Lender’s Tranche 1 Commitment Amount or Tranche 2 Commitment Amount,

respectively) upon the terms and subject to the conditions and limitations of this Agreement.

“Commitment Amount” means, with respect to a Lender, the sum of (a) such Lender’s Tranche 1 Commitment Amount and (b) such Lender’s Tranche 2 Commitment Amount (to the extent that such Lender has any such Commitment).

“Commitment Fees” has the meaning specified in Section 2.18(b).

“Commonly Controlled Entity” means an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.

“Compass” has the meaning given in the preamble.

“Compass Aircraft Mortgage” means that certain Equipment Mortgage and Security Agreement dated as of the date hereof, between Compass and the Agent, as the same may be amended, supplemented, restated or otherwise modified from time to time, including by way of any Mortgage Supplement (as defined therein).

“Compliance Certificate” means a certificate of a Responsible Officer of the Borrower substantially in the form of Exhibit C (with such changes as may be reasonably approved by the Agent).

“Consolidated EBITDAR” means for any period, without duplication, the consolidated operating income of Holdings and its Subsidiaries for such period (calculated on a consolidated basis in accordance with GAAP and in a manner consistent with the consolidated financial statements of Holdings and its Subsidiaries for the preceding periods plus (i) consolidated aircraft operating rental expenses of Holdings and its Subsidiaries that were deducted in arriving at the amount of such consolidated operating income for such period (excluding total consolidated aircraft operating rental income received by Holdings and/or its Subsidiaries during such period under leases with non-consolidated third-party operators to the extent such income was excluded from Consolidated Fixed Charges for such period) plus (ii) amortization and depreciation that were deducted in arriving at the amount of such consolidated operating income for such period plus (iii) interest income of Holdings and its Subsidiaries during such period plus (iv) all government reimbursements in cash for losses incurred as a result of developments affecting the aviation industry (including, without limitation, terrorist acts and epidemic diseases) plus (v) any non-recurring non-cash charges of Holdings and its Subsidiaries recorded during such period (excluding any such charge incurred in the ordinary course of business that constitutes an accrual of or a reserve for cash charges for any future period), all as determined on a consolidated basis in accordance with GAAP; plus (vi) cash or non-cash non-recurring charges resulting from the Borrower’s fleet restructuring during the Cases and professional fees and other direct bankruptcy costs related to the Cases, provided, however, that cash payments made in such period or in any future period in respect of such noncash charges (excluding any such charge incurred in the ordinary course of business that constitutes an accrual of or a reserve for cash charges for any future period) shall be subtracted in calculating Consolidated EBITDAR in the period when such payments are made, and provided further that Consolidated EBITDAR shall be calculated without giving effect to any acceleration of flight equipment rental expense after August 21, 2006 required as a result of the Borrower’s decision to remove an aircraft or aircraft class from the operating fleet of the Borrower.

“Consolidated Fixed Charges” means for any period, the total consolidated interest expense (excluding (x) fees and expenses incurred in connection with the Second Amendment, dated as of April 30, 2008, to the Citicorp Credit Agreement, and the Third Amendment, dated as of September 15, 2008, to the Citicorp Credit Agreement and (y) non-cash merger-related adjustments incurred in connection with the Initial Delta Merger) of Holdings and its Subsidiaries for such period (calculated without regard to any limitations on the payment thereof) plus, without duplication, that portion of Capital Lease Obligations of Holdings and its Subsidiaries representing the interest factor for such period, plus (i) the total consolidated aircraft operating rental expenses of Holdings and its Subsidiaries for such period less (ii) the total consolidated aircraft operating rental income received by Holdings and/or its Subsidiaries during such period under leases with non-consolidated third-party operators but only if, in the case of any such lease, such rental income was received at a time when the applicable non-consolidated third-party operator was not in default in the payment of any obligation due and owing under such lease which remains uncured, all as determined on a consolidated basis in accordance with GAAP, provided that Consolidated Fixed Charges shall be calculated without giving effect to any acceleration of flight equipment rental expense required as a result of the Borrower’s decision to remove an aircraft or aircraft class from the operating fleet of the Borrower.

“Contingent Obligations” means, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (other than Holdings or any of its Subsidiaries) (the “primary obligor”), in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof, provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or; if less, the maximum amount of such-primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Currency Exchange Rate Protection Agreement” means any foreign currency exchange agreement, currency swap agreement or other similar agreement or arrangement entered into for the purpose of hedging foreign currency risk.

“Current Appraised Value” means, at any time, an amount expressed in U.S. Dollars equal to:

(a)           in the case of Appraised Collateral other than Spare Parts and Japanese Real Property Assets, the fair market value thereof as reflected in the most recent Appraisal Report obtained in respect of such Collateral in accordance with this Agreement and delivered to the Agent, so long as such Appraisal Report was certified and delivered not more than one year prior to such time (provided, however, that in the case of any Aircraft that has been Parked for a period of more than thirty (30) days, such Appraisal Report shall have been certified and delivered after such 30-day period with respect to such Aircraft);

(b)           (i) in the case of Spare Parts owned by the Borrower, the aggregate of the values for each Spare Part stock number by category (airframe, avionics or engine parts, as applicable) calculated as the product of (A) the then current book value for each such stock number and (B) a fraction, the numerator of which is the fair market value for such stock number (as reported in the applicable Appraisal Report) and the denominator of which is the book value for such stock number (as reported in the applicable Appraisal Report), and (ii) in the case of Spare Parts owned by Compass or Mesaba, the book value thereof as reflected in the financial statements most recently delivered to the Agent under Section 5.1;

(c)           in the case of Aircraft Fuel, the applicable amount thereof, in gallons, reflected in the Borrower’s consolidated financial statements and reported in the applicable Collateral Report as of the end of the most recently-ended calendar month as being owned by the Borrower at the fifteen locations in the United States with the highest volumes of Aircraft Fuel owned thereby, multiplied by the price per gallon in U.S. Dollars of jet fuel published under the heading “Spot Price Assessments: U.S. Gulf Coast: Pipeline: Jet Kerosene” in the issue of Platt’s Oilgram (or such other source as the Agent may in its reasonable discretion select) that reports prices effective on the last day of such month or, if such day is not a Business Day, the immediately preceding Business Day;

(d)           in the case of Japanese Real Property Assets, the net book value thereof as reported in the Borrower’s consolidated financial statements as of the end of the most recently-ended calendar month;

(e)                                  in the case of the Class D Certificates, the lesser of (i) $38,000,000 and (ii) an amount otherwise determined in accordance herewith; and

(f)                                    in the case of other Eligible Collateral, the value determined in accordance herewith and most recently reported by the Borrower in a Collateral Report,

each such value or amount in the case of clauses (b) through (f) referred to in this definition to be (x) determined in a manner reasonably satisfactory to the Agent and (y) subject to reserves and other criteria established from time to time by the Agent in its commercially reasonable discretion; provided, however, that if at any time (A) an Event of Loss or any other Collateral Event occurs with respect to any Collateral, (B) the Agent requests a new Appraisal Report or Collateral Report in respect of any Collateral pursuant to Section 5.6(c) and the Borrower does not deliver such Appraisal Report or Collateral Report, as applicable, within a reasonable time after such request, or (C) any Collateral is not, or for any reason ceases, to be Eligible Collateral, the “Current Appraised Value” of such Collateral shall be zero.

“Daily LIBOR Rate” means, with respect to any date of determination, the average offered rate for deposits in United States Dollars on such date for an assumed interest period of one month, which appears on Reuters Screen, LIBOR01 Page, or any successor thereto, as of 11:00 a.m. London time (or such other time as of which such rate appears), or the rate for such deposits determined by the Agent at such time based on such other published service of general application as shall be selected by the Agent for such purpose.

“Default” means an event that, with the giving of notice (whether such notice is required under Section 7.1, or under some other provision of this Agreement, or otherwise) or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” means, at any time, any Lender that, at such time (a) has failed to make a Loan or any Advance thereunder required pursuant to the terms of this Agreement, (b) has failed to pay to the Agent or any Lender any amount owed by such Lender pursuant to the terms of this Agreement, (c) has repudiated its Commitment or any portion thereof, or (d) has been deemed insolvent or has become subject to a bankruptcy, receivership or insolvency proceeding, or to a receiver, trustee or similar official.

“Delta” means Delta Air Lines, Inc., a Delaware corporation.

“Delta-JPMCB Agreement” means that certain First Lien Revolving Credit and Guaranty Agreement dated as of April 30, 2007 among Delta, the subsidiaries of Delta party thereto, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, and the other agents party thereto, as the same may be amended, restated, modified, supplemented, extended, refinanced or amended and restated from time to time.

“Delta-JPMCB Obligations” means the “First Priority Obligations” as defined in the Delta-JPMCB Agreement.

“Delta-GSCP Agreement” means that certain Second Lien Term Loan and Guaranty Agreement dated as of April 30, 2007 among Delta, the subsidiaries of Delta party thereto, the lenders party thereto, Goldman Sachs Credit Partners L.P., as administrative agent and collateral agent, and the other agents party thereto, as the same may be amended, restated, modified, supplemented, extended, refinanced or amended and restated from time to time.

“Delta-GSCP Obligations” means the “Second Priority Obligations” as defined in the Delta-GSCPAgreement.

“Delta Obligations” means the Delta-JPMCB Obligations and the Delta-GSCP Obligations, collectively.

“Deposit Requirement” has the meaning given in Section 2.10(a).

“Dispose” means, with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof (whether voluntary or involuntary, but excluding, however, the creation or imposition of any Lien).  The terms “Dispose”, “Disposition” and “Disposed of” have correlative meanings.

“DOT” means the United States Department of Transportation and any successor thereto.

“Effective Date” means October 29, 2008.

“Eligible Collateral” means Collateral constituting (a) Receivables, Flight Simulators, Mortgaged Aircraft Collateral, other Equipment, Appraised FAA Slots, Japanese Real Property Assets, Aircraft Fuel, the Class D Certificates and any Collateral Coverage Shortfall Deposits on deposit in the Specified Investment Account, and (b) additional assets as to which each of the requirements set forth in Section 5.15 has been satisfied, in the case of both clause (a) and clause (b) solely (i) to the extent owned or held by the Borrower or a Guarantor and on which the Agent has a valid and perfected first priority Lien (subject to Permitted Liens but no other Liens) for the benefit of the Secured Creditors and (ii) as to which no Collateral Event has occurred and is continuing; provided, however, that none of the following shall constitute “Eligible Collateral”: (w) any Receivable that does not constitute a “non-traffic trade receivable” as reflected in the Borrower’s most recent consolidated financial statements, or is 90 or more days past due, or (x) any Aircraft Fuel that is in the possession of a Person that has not delivered to the Agent a Bailee Letter, or (y) any Equipment subject to a title registration statute that is not registered pursuant to such statute or, if so registered, as to which the Agent is not noted on the certificate of title therefor issued by the applicable Governmental Authority or such certificate or title has been issued thereby but has not been delivered to the Agent or its designee, or (z) any assets described in clause (b) of this definition, until the 91st day after the date on which all the requirements of clauses (a) and (b) of the final sentence of Section 5.15 have been satisfied in respect of such assets.

“Environmental Laws” means any and all foreign, federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, natural resource damage, costs of environmental investigation, remediation or monitoring, administrative oversight, costs, fines or penalties), resulting from or based upon (a) violation of any Environmental Law or requirement of any Airport Authority relating to environmental matters, (b) the generation, use, handling, transportation, storage, treatment, disposal or the arrangement for disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement, lease or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permits” means any and all permits, licenses, approvals, registrations, notifications, exemptions and any other authorization issued pursuant to or required under any Environmental Law or by any Airport Authority with respect to environmental matters.

“Equipment” has the meaning given in the Security Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means each trade or business (whether or not incorporated) that together with Holdings or any of its Subsidiaries would be deemed to be a “single employer” within the meaning of Section 414(b), (c) or (o) of the Code.

“Escrow Accounts” means accounts of the Borrower or any Guarantor, solely to the extent any such accounts hold funds set aside by the Borrower or any Subsidiary to manage the collection and payment of amounts collected, withheld or incurred by the Borrower or such Subsidiary for the benefit of third parties relating to: (a) federal income tax withholding and backup withholding tax, employment taxes, transportation excise taxes and charges incurred in connection with airport security and screenings and any other security related charges that may be imposed on the Borrower or any Guarantor, (b) any and all state and local income tax withholding, employment taxes and related charges and fees and similar taxes, charges and fees, including, but not limited to, state and local payroll withholding taxes, unemployment and supplemental unemployment taxes, disability taxes, workman’s or workers’ compensation charges and related charges and fees, (c) state and local taxes imposed on overall gross receipts, sales and use taxes, fuel excise taxes and hotel occupancy taxes, (d) passenger facility fees and charges collected on behalf of and owed to any Airport Authority, Foreign Aviation Authority, the Department of Homeland Security, the FAA or any other federal, state or local administrators, institutions, authorities, agencies and entities, (e) other similar federal, state or local taxes, charges and fees (including without limitation any amount required to be withheld or collected under applicable law), (f) fees, charges and disbursements payable to any Airport Authority and (g) other funds held in trust for an identified beneficiary in an aggregate amount pursuant to this clause (g) not to exceed $10,000,000; in each case, held in escrow accounts, trust funds or other segregated accounts, plus accrued interest.

“Event of Default” means any of the events specified in Section 7.1(a) through (j), provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Event of Loss” means, with respect to any Collateral, any of the following: (a) any material loss, destruction or damage of such Collateral or (b) any actual condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such Collateral, or confiscation of such Collateral or the requisition of the use of such Collateral, and with respect to Mortgaged Aircraft Collateral, shall include (in addition to any such loss, destruction, damage, condemnation, seizure, taking, confiscation or requisition) any “Event of Loss” as such term is defined in the applicable Aircraft Mortgage.

“Excluded Account” means each deposit account, sweep account linked thereto and other securities account listed on Schedule 1.1-E hereto.

“FAA” shall mean the Federal Aviation Administration of the United States of America and any successor thereto.

“FAA Slots” means all “slots” as defined in 14 CFR Sections 93.36 and 93.213(a)(2), as may be amended or re-codified from time to time,  in each case of the Borrower and, if applicable, any other Guarantor, now held or hereafter acquired (other than “slots” that have been permanently allocated to another air carrier and in which the Borrower and, if applicable, any Guarantor holds temporary use rights).

“Facility” means the Commitments and the extensions of credit made thereunder.

“Federal Funds Rate” means, for any period of determination, a fluctuating interest rate per annum (based on a 360 day year) equal for each day during such period to the weighted average of the rates of interest charged on overnight federal funds transactions, with member banks of the Federal Reserve System only, as reasonably determined by the Agent.

“Fee Letter” means that certain letter agreement between the Borrower and the Agent, dated October 29, 2008, concerning certain fees payable to the Agent.

“Field Audit” means one or more field examinations conducted by a Field Auditor of the Borrower’s or the Guarantors’ accounts receivable and books and records related thereto and all tangible Collateral, the results of which are reasonably satisfactory to the Agent in all respects.

“Field Auditor” shall mean the Agent or its Affiliates, appraisers or other advisors who may be retained by the Agent to conduct a Field Audit.

“Final Delta Consolidation Date” shall mean the date on which the Borrower is merged with and into Delta.

“Flight Equipment” means aircraft, airframes or engines and all parts incorporated or installed in or attached or made a part of the aircraft, airframes or engines.

“Flight Simulators” has the meaning given in the Security Agreement.

“Foreign Aviation Authorities” means any foreign governmental, quasi-governmental, regulatory or other agencies, public corporations or private entities that exercise jurisdiction over the authorization (a) to serve any foreign point on each of the Routes and/or to conduct operations related to foreign points on the Routes and Supporting Route Facilities and/or (b) to hold and operate any Foreign Slots.

“Foreign Slot” means all of the rights and operational authority, now held or hereafter acquired, of the Borrower and, if applicable, a Guarantor, to conduct one landing or takeoff at a specific time or in a specific time period on a specific day of the week at each non-U.S. airport served in conjunction with the Borrower’s, or, if applicable, a Guarantor’s operations over a Route, other than “slots” which have been permanently allocated to another air carrier and in which the Borrower and, if applicable, any Guarantor, hold temporary use rights.

“Fuel Hedging Agreement” means any swap, collars, forward, future or derivative transactions or options or similar agreements or arrangements involving, or settled by reference to, fuel commodities.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Gate Interests” means all of the right, title, privilege, interest, and authority now or hereafter acquired or held by the Borrower or, if applicable, a Guarantor in connection with the right to use or occupy holdroom and passenger boarding and deplaning space in any airport terminal located in the United States at which the Borrower conducts scheduled operations.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Guaranty” means the guaranty set forth in Article VIII.

“Guarantor” and “Guarantors” each have the meaning given in the preamble (and such terms include any Person that joins this Agreement as a Guarantor pursuant to Section 5.15).

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature that are regulated pursuant to, or could reasonably be expected to give rise to liability under, any Environmental Law.

“Hedging Obligations” means, as to any Person, all obligations and liabilities of such Person under any Interest Rate Protection Agreement, Fuel Hedging Agreement or Currency Exchange Rate Protection Agreement, which are payable upon the termination of such agreement.

“Holdings” has the meaning given in the preamble.

“Immediately Available Funds” means funds with good value on the day and in the city in which payment is received, in each case in United States Dollars.

“Indebtedness” means as to any Person, without duplication, (i) all indebtedness (including principal, interest, fees and charges) of such Person for borrowed money or for the deferred purchase price of property or services but excluding trade accounts payable and accrued expenses incurred in the ordinary course of business, (ii) the maximum amount available to be drawn under all letters of credit issued for the account of such Person and all unpaid drawings in respect of such letters of credit, (iii) all Indebtedness of the types described in clause (i), (ii), (iv), (v), (vi) or (vii) of this definition secured by any Lien on any property owned by such Person, whether or not such Indebtedness has been assumed by such Person (to the extent of the value of the respective property), (iv) Capital Lease Obligations, (v) all obligations of such person to pay a specified purchase price for goods or services, whether or not delivered or accepted, i.e. take-or-pay and similar obligations, (vi) all Contingent Obligations of such Person and (vii) all Hedging Obligations under any Interest Rate Protection Agreement or any Currency Exchange Rate Protection Agreement.

“Initial Delta Merger” means the merger of Nautilus Merger Corporation with and into Holdings (which shall result in Holdings’ becoming a Subsidiary of Delta) as contemplated by and pursuant to the Merger Agreement.

“Initial Delta Merger Date” means the date on which the Initial Delta Merger occurs.

“Intellectual Property” means, collectively, all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Period” means, with respect to each LIBOR Advance, the period commencing on the date of such Advance or on the last day of the immediately preceding Interest Period, if any, applicable to an outstanding Advance and ending one, two or three months thereafter, as the Borrower may elect in the applicable notice of borrowing, continuation or conversion; provided that:

(a)           any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

(b)           any Interest Period that begins on the last Business Day of a calendar month (or a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(c)           any Interest Period applicable to an Advance on a Loan that would otherwise end after a date that is an Applicable Termination Date in respect of any Loan shall end on such Applicable Termination Date.

“Interest Rate Protection Agreement” means any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement or other similar agreement or arrangement.

“International Registry” means “International Registry” as defined in the Cape Town Convention.

“Investments” has the meaning given in Section 6.10.

“Japanese Insurance Pledge Agreement” means that certain Insurance Claims Pledge Agreement, dated on or about the date hereof, from the Borrower to the Agent and the Lenders, as the same may be amended, supplemented, restated or otherwise modified from time to time.

“Japanese Real Property Mortgage” means one or more mortgages, deeds of trust or equivalent documents in respect of the Japanese Real Property Assets securing the Obligations, as the same may be amended, restated, modified, supplemented, extended or amended and restated from time to time.

“Japanese Real Property Assets” means those certain parcels of real property owned by the Borrower and described in Schedule 1.1-A (as may be amended from time to time with the consent of the Agent), together with, in each case, all buildings, improvements, facilities, easements and other property and rights incidental or appurtenant to the ownership of such parcel of real property (including all collateral described in the applicable Japanese Real Property Mortgage and/or the Japanese Insurance Pledge Agreement).

“LAX Two” means LAX TWO CORP., a non-profit California mutual benefit corporation.

“Lender” and “Lenders” each have the meaning given in the preamble.

“Letter of Credit” means an irrevocable letter of credit issued by the Agent pursuant to this Agreement for the account of the Borrower.

“Letter of Credit Collateral Account” means account no. 410000798 maintained by the Borrower with U.S. Bank captioned “NWA Letter of Credit Collateral Account”, as such account may be re-numbered or re-captioned from time to time, all sub-accounts of such account, and any duplicate, corollary or replacement account of such account, which in all events shall be a restricted account subject to an Account Control Agreement and a Safekeeping Agreement and pledged to the Agent pursuant to the Security Agreement to secure the Obligations.

“Letter of Credit Collateralization Amount” means, in respect of any Letter of Credit requested by the Borrower or issued by the Letter of Credit Issuer hereunder, an amount equal to 103% of the maximum amount that would be available to be drawn under such Letter of Credit if issued or is available to be drawn under an issued Letter of Credit, as applicable, as the same shall be reduced, if applicable, from time to time in accordance with the terms of the applicable Letter of Credit.

“Letter of Credit Collateralization Requirement” has the meaning given in Section 2.13.

“Letter of Credit Exposure” means the sum of (a) the aggregate remaining available amount of all issued and outstanding Letters of Credit and (b) Unpaid Drawings.

“Letter of Credit Issuer” means U.S. Bank National Association.

“Letter of Credit Sub-Limit” means $50,000,000.

“LIBOR Advance” means an Advance designated as such in a notice of borrowing under Section 2.2 or a notice of continuation or conversion under Section 2.6, which Advance shall have an interest period of one, two or three months.

“LIBOR Rate” means, with respect to each Interest Period applicable to a LIBOR Advance, the average offered rate for deposits in United States Dollars for delivery of such deposits on the first day of such Interest Period, for the number of days in such Interest Period, which appears on Reuters Screen, LIBOR01 Page, or any successor thereto, as of 11:00 a.m. London time (or such other time as of which such rate appears) two Business Days prior to the first day of such Interest Period, or the rate for such deposits determined by the Agent at such time based on such other published service of general application as shall be selected by the Agent for such purpose; provided, however, that in lieu of determining the rate in the foregoing manner, the Agent may determine the rate based on rates at which United States Dollar deposits are offered to the Agent in the interbank Eurodollar market at such time for delivery in Immediately Available Funds on the first day of such Interest Period in an amount approximately equal to the Advance by the Agent to which such Interest Period is to apply.

“LIBOR Reserve Percentage” means, as of any day, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board, for determining the maximum reserve requirement (including any basic, supplemental or emergency reserves) for a member bank of the Federal Reserve System, with deposits comparable in amount to those held by the Agent, in respect of “Eurocurrency Liabilities” as such term is defined in Regulation D of the Board. The rate of interest applicable to any outstanding LIBOR Advances shall be adjusted automatically on and as of the effective date of any change in the LIBOR Reserve Percentage.

“Lien” means any mortgage, pledge, hypothecation, assignment, security deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Loan” and “Loans” each have the meaning given in Section 2.1.

“Loan Date” means the date of the making of any Loans hereunder.

“Loan Documents” means this Agreement, the Notes and each Security Document.

“Material Adverse Effect” means a material adverse effect on the financial condition or results of operations of the Borrower, the Guarantors and their Subsidiaries taken as a whole.

“Merger Agreement” means that certain Agreement and Plan of Merger dated as of April 14, 2008, by and among Delta, Nautilus Merger Corporation and Holdings, as the same may be amended, restated, modified, supplemented or amended and restated from time to time.

“Mesaba” has the meaning given in the preamble.

“Mesaba Aircraft Mortgage” means that certain Equipment Mortgage and Security Agreement dated as of the date hereof, between Mesaba and the Agent, as the same may be amended, supplemented, restated or otherwise modified from time to time, including by way of any Mortgage Supplement (as defined therein).

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgaged Aircraft Collateral” shall mean all of the “Collateral”, as defined in any of the Aircraft Mortgages.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA with respect to which the Borrower or any of its ERISA Affiliates is an “employer” as defined in Section 3(5) of ERISA.

“Non-Real Estate Appraisers” means (a) Simat, Helliesen & Eichner, Inc., (b) BK Associates, Inc. and (c) Morton, Beyer & Agnew, and such other appraisal firm or firms as may be retained by the Agent, in consultation with the Borrower, from time to time.

“Note” means a promissory note of the Borrower in the form of Exhibit E hereto, in each case as the same may be amended, restated, replaced or modified from time to time.

“NWA Aircraft Mortgage” means that certain Equipment Mortgage and Security Agreement dated as of the date hereof, between the Borrower and the Agent, as the same may be amended, supplemented, restated or otherwise modified from time to time, including by way of any Mortgage Supplement (as defined therein).

“Obligations” means the Borrower’s and each Guarantor’s obligations in respect of the due and punctual payment of principal and interest on the Loans and Unpaid Drawings when and as due, whether by acceleration or otherwise and all fees, expenses, indemnities, reimbursements and other obligations of the Borrower and each Guarantor under this Agreement or any other Loan Document (including all interest, fees, costs and other charges accruing after the commencement of any case, proceeding or other action relating to the bankruptcy insolvency or reorganization of the Borrower or any Guarantor, whether or not allowed in such proceeding or other action), in all cases whether now existing or hereafter arising or incurred and whether direct or indirect, due or to become due, absolute or contingent, primary or secondary, liquidated or unliquidated, or sole, joint, several or joint and several, and including, without limitation, any Letter of Credit Exposure.

“Officer’s Certificate” means, with respect to the Borrower or any Guarantor, a certificate executed by a Responsible Officer of such Person in his/her capacity as such.

“One-Month LIBOR Advance” means a LIBOR Advance with an Interest Period of one month.

“Parked” means, as to any Aircraft, that such Aircraft has been removed from service, other than (a) Aircraft temporarily grounded for maintenance being actively conducted and (b) Aircraft that are included as part of a long-term FAA approved storage plan.

“Payroll Accounts” means deposit accounts used only for payroll.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Pension Plan” means any plan (other than a Multiemployer Plan) described in Section 4021(a) of ERISA, and not excluded pursuant to Section 4021(b) of ERISA, with respect to which the Borrower or any Guarantor or any of such Person’s ERISA Affiliates is a “contributing sponsor” as defined in Section 4001(a)(l3) of ERISA and each such plan for the five year period immediately following the last date on which the Borrower or any of its ERISA Affiliates contributed or had an obligation to contribute to such plan.

“Percentage” means, with respect to any Lender, the percentage equivalent of a fraction, the numerator of which is the Commitment Amount of such Lender and the denominator of which is the Aggregate Commitment Amount.

“Permitted Liens” has the meaning given in Section 6.3.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Petty Cash Accounts” means deposit or securities accounts of the Borrower and Guarantors holding aggregate balances in an amount not to exceed $15,000,000 at any time.

“Pledged Account” means each deposit account, sweep account linked thereto and other securities account (not including any Escrow Account, Petty Cash Account or Payroll Account or any account described in Schedule 1.1-B hereto that, prior to the Effective Date, was pledged to secure obligations or liabilities of the Borrower or any Guarantor or any of their Subsidiaries that do not arise under the Loan Documents) from time to time owned by the Borrower or a Guarantor or any of their respective Subsidiaries and located in the United States, including, without limitation each of the Pledged Exclusive-Control Accounts and each of the Pledged Dual-Control Accounts.

“Pledged Cash” means, at a specified time, the value of deposit accounts, sweep accounts linked thereto and other securities accounts, other than the Pledged Dual-Control Accounts, owned by the Borrower and the Guarantors in which, in each case, the Agent has a perfected first priority security interest securing the Obligations.

“Pledged Dual-Control Accounts” means each deposit account, sweep account linked thereto and other securities account listed on Schedule 1.1-C hereto.

“Pledged Exclusive-Control Accounts” means each deposit account, sweep account linked thereto and other securities account listed on Schedule 1.1-D hereto.

“Prime Rate” means the rate of interest from time to time publicly announced by the Agent as its “prime rate”. The Agent may lend to its customers at rates that are at, above or below the Prime Rate. Such rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. U.S. Bank or any other Lender may make commercial or other loans at, above or below such rate.

“Rating Agency” means S&P or Moody’s, as the case may be.

“Real Estate Appraisers” means HIRO & REAS Network, Inc. and such other appraisal firm or firms as may be retained by the Agent, in consultation with the Borrower, from time to time.

“Receivables” has the meaning given in the Security Agreement.

“Regulatory Change” means any change after the Effective Date in federal, state or foreign laws or regulations or the adoption or making after such date of any interpretations, directives or requests applying to a class of banks including any Lender under any federal, state or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, or disposing into the indoor or outdoor environment (including the abandonment or discarding of barrels, containers and other closed receptacles containing any hazardous substance or pollutant or contaminant).

“Replaced Lender” has the meaning set forth in Section 2.29.

“Replacement Lender” has the meaning set forth in Section 2.29.

“Required Lenders” means, at any time, (i) in respect of matters affecting only the Tranche 2 Commitments or the Tranche 2 Loans, the holder or all of the holders of the Tranche 2 Commitments or the Tranche 2 Loans, and (ii) in respect of other matters, one or more Lenders the sum of whose Commitment Amounts constitutes 50% or more of the Aggregate Commitment Amount, unless any Lender has a Commitment Amount equal to 50% or more of the Aggregate Commitment Amount, in which case “Required Lenders” means one or more Lenders the sum of whose Commitment Amounts constitutes more than 66 2/3 % of the Aggregate Commitment Amount, and unless any Lender has a Commitment Amount equal to more than 66 2/3 % thereof, in which case “Required Lenders” means the Lender with the largest Commitment Amount plus one other Lender; provided, however, that (i) for purposes of this definition, “Lender” shall be deemed to exclude any Defaulting Lender and “Aggregate Commitment Amount” shall be deemed to exclude the Commitment Amount of any Defaulting Lender and (ii) after each of the

Applicable Termination Dates has been reached, all the references in the foregoing definition to Commitments shall be deemed to be references to the Total Outstandings.

“Requirement of Law” means, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means, as to any Person, the chief executive officer, president, chief financial officer, treasurer or chief accounting officer of such Person, but in any event, with respect to financial matters, the chief financial officer, treasurer or chief accounting officer of such Person.

“Restricted Payments” has the meaning given in Section 6.6.

“Routes” means the routes for which the Borrower or, if applicable, a Guarantor, holds or hereafter acquires the requisite authority to operate pursuant to Title 49 or other applicable law, including, without limitation, applicable frequencies, exemption and certificate authorities, Fifth-Freedom Rights and “behind/beyond rights”.

“S&P” means Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies.

“Safekeeping Agreement” means an agreement between the Borrower and U.S. Bank in respect of an account maintained with U.S. Bank.

“SEC” means the Securities and Exchange Commission.

“Secured Creditors” means the Agent, the Lenders and the Letter of Credit Issuer.

“Security Agreement” means the Security Agreement dated as of the date hereof, executed and delivered by the Borrower and certain Guarantors in favor of the Agent, as the same may be amended, supplemented, restated or otherwise modified from time to time.

“Security Documents” means the Security Agreement, the Slot and Gate Security Agreement, the Japanese Real Property Mortgage, the Japanese Insurance Pledge Agreement, the Aircraft Mortgages, and any other document or instrument made by any Person in favor of any of the Secured Creditors or the Agent for the benefit of the Secured Creditors to secure or guaranty all or any portion of the Obligations.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” of the Borrower or any Guarantor within the meaning of the SEC’s Regulation S-X.

“Slot and Gate Security Agreement” means the Slot and Gate Security Agreement dated as of the date hereof, executed and delivered by the Borrower in favor of the Agent, as the same may be amended, supplemented, restated or otherwise modified from time to time.

“Spare Parts” means “Spare Parts”, as defined in any of the Aircraft Mortgages.

“Spare Parts Locations” means, with respect to the Borrower, Compass and Mesaba, “Designated Locations”, as such term is defined in the NWA Aircraft Mortgage, the Compass Aircraft Mortgage or the Mesaba Aircraft Mortgage, as applicable.

“Specified Investment Account” means account no. 410000797 maintained by the Borrower with U.S. Bank captioned “NWA Specified Investment Account”, as such account may be re-numbered or re-captioned from time to time, all sub-accounts of such account, and any duplicate, corollary or replacement account of such account, which in all events shall be a restricted account subject to an Account Control Agreement and a Safekeeping Agreement and pledged to the Agent pursuant to the Security Agreement to secure the Obligations.

“Subsidiary” means (i) any corporation more than 50% of whose stock having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time; provided, however, that (a) LAX Two and its Subsidiaries shall be deemed not to be Subsidiaries of Holdings or any of its Subsidiaries for all purposes of this Agreement (including the calculation of the financial covenants and the definitions relating thereto) and the other Loan Documents.

“Supporting Route Facilities” means gates, ticket counters and other facilities assigned, allocated, leased, or made available to the Borrower at airports used in the operation of scheduled service over a Route.

“Termination Event” means a “reportable event” described in Section 4043 of ERISA or in the regulations thereunder (excluding events for which the requirement for notice of such reportable event has been waived by the PBGC).

“Three-Month LIBOR Advance” means a LIBOR Advance with an Interest Period of three months.

“Title 49” means Title 49 of the United States Code, which, among other things, recodified and replaced the U.S. Federal Aviation Act of 1958, and the regulations promulgated pursuant thereto or any subsequent legislation that amends, supplements or supersedes such provisions.

“Total Outstandings” means, as of any date of determination, the aggregate unpaid principal balance of the Loans outstanding on such date.

“Tranche 1 Commitment” means each Lender’s Commitment in respect of Tranche 1 Loans.

“Tranche 2 Commitment” means each Lender’s Commitment in respect of Tranche 2 Loans.

“Tranche 1 Commitment Amount” means, with respect to a Lender, initially the amount set forth opposite such Lender’s name on Exhibit A in the column entitled “Tranche 1 Commitment Amount”, but as the same may be reduced from time to time hereunder, pursuant to Sections 2.9, 2.17, 7.2 or otherwise.

“Tranche 2 Commitment Amount” means, with respect to a Lender, initially the amount (if any) set forth opposite such Lender’s name on Exhibit A in the column entitled “Tranche 2 Commitment Amounts”, but as the same may be reduced from time to time hereunder, pursuant Sections 2.9, 2.17, 7.2 or otherwise.

“Tranche 1 Loans” means Loans made pursuant to the Tranche 1 Commitments.

“Tranche 2 Loans” means Loans made pursuant to the Tranche 2 Commitments.

“Tranche 1 Termination Date” means October 28, 2009.

“Tranche 2 Termination Date” means October 28, 2011.

“Tranches” means the Tranche 1 Commitments and the Tranche 2 Commitments.

“Two-Month LIBOR Advance” means a LIBOR Advance with an Interest Period of two months.

“Undrawn Facility Amount” means, at any time, the aggregate amount of the Unused Commitments.

“United States” or “U.S.” means the United States of America.

“Unpaid Drawing” has the meaning specified in Section 2.15.

“Unused Commitment” means, with respect to any Lender as of any date of determination, the amount by which such Lender’s Commitment Amount exceeds such Lender’s Percentage of the Total Outstandings as of such date.

“U.S. Bank” has the meaning given in the preamble.

“Use or Lose Rule” means, with respect to the Slots, the terms of 14 C.F.R. Sections 93.44 and 93.227.

Section 1.2  Accounting Terms and Calculations. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP; provided that, if the Borrower notifies the Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date  in GAAP or in the application thereof, including as a result of fresh start accounting principles, on the operation of such provision (or if the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, including as a result of fresh start accounting principles, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

Section 1.3  Computation of Time Periods. In this Agreement, in the computation of a period of time from a specified date to a later specified date, unless otherwise stated the word “from” means “from and including” and the word “to” or “until” each means “to but excluding”.

Section 1.4  Times of Day.  All references to times of day in this Agreement shall be references to Minneapolis, Minnesota time unless otherwise specifically provided.

Section 1.5  Other Definitional Terms. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to Sections, Exhibits, schedules and like references are to this Agreement unless otherwise expressly provided and shall be deemed to include any modification, amendment or restatement of the same. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” Unless the context in which used herein otherwise clearly requires, “or” has the inclusive meaning represented by the phrase “and/or.” The singular includes the plural and the plural, the singular unless the context otherwise clearly requires. All incorporations by reference of covenants, terms, definitions or other provisions from other agreements are incorporated into this Agreement as if such provisions were fully set forth herein, and such incorporation shall include all necessary definitions and related provisions from such other agreements but including only amendments thereto agreed to by the Required Lenders (or, if the consent of all of the Lenders to such amendments is required by Section 10.1, all of the Lenders), and shall survive any termination of such other agreements until such time as no Commitment or obligation to issue Letters of Credit hereunder is in effect, the Notes and all of the other Obligations have been paid in full and no Letters of Credit remain outstanding.

ARTICLE II

CREDIT FACILITY

Terms of Lending

Section 2.1  Lending Commitments.  On the terms and subject to the conditions hereof, each Lender severally agrees to make loans (each a “Loan” and collectively, “Loans”) to the Borrower from time to time during the period from the Effective Date to the Applicable Termination Date, in an aggregate amount at any time outstanding not to exceed such Lender’s Percentage of the Aggregate Commitment Amount (and in no event exceeding such Lender’s Commitment Amount). Loans hereunder shall be made by the several Lenders ratably in the proportion of their respective Percentages.  Loans may be obtained and maintained, at the election of the Borrower but subject to the limitations hereof, as LIBOR Advances or Base Rate Advances.

Section 2.2  Procedures for Loans.  Any request by the Borrower for a Loan shall be irrevocable and shall be in writing, or by telephone promptly confirmed in writing or by e-mail or fax, and must be given so as to be received by the Agent not later than (i) 1:00 p.m. on a Business Day that is three Business Days prior to the date of any Loan requested as a LIBOR Advance or (ii) 1:00 p.m. on a Business Day that is the date of any Loan requested as a Base Rate Advance. Each request for Loans hereunder shall include a Borrowing Request and shall specify (i) the requested Loan Date, (ii) the aggregate amount of Loans to be made on such date, and (iii) whether such Loans are to be funded as LIBOR Advances (and, if so, whether the duration of the initial Interest Rate applicable thereto is to be one month, two months or three months) or as Base Rate Advances. The aggregate amount of Loans specified in any such request shall be in a minimum amount of (x) in the case of Base Rate Advances, $1,000,000 or a whole multiple thereof and (y) in the case of LIBOR Advances, $10,000,000 and whole multiples of $5,000,000 in excess thereof.  The Agent may rely on any telephone request for Loans hereunder which it believes in good faith to be genuine; and the Borrower hereby waives the right to dispute the Agent’s record of the terms of such telephone request. The Agent shall promptly notify each other Lender of the receipt of such request, the matters specified therein, and of such Lender’s ratable share of the requested Loans. On the requested Loan Date, each Lender shall provide its share of the requested Loans to the Agent in Immediately Available Funds not later than 2:30 p.m.  Unless either the Agent or the Required Lenders determine that any applicable condition specified in Article III has not been satisfied, the Agent will make available to the Borrower at the Agent’s principal office in Minneapolis, Minnesota in Immediately Available Funds not later than 3:00 p.m. on the requested Loan Date the amount of the requested Loans to the extent that the Lenders have funded their respective shares thereof (other than the proceeds of the Loans made pursuant to Section 2.13, which, on the applicable Loan Date, shall not be made available to the Borrower but shall be deposited by the Agent into the Letter of Credit Collateral Account in accordance with Section 2.13).  Each request for a Loan hereunder shall be deemed a representation by the Borrower that on the date of such request and the applicable Loan Date and after giving effect to such Loan, the applicable conditions specified in Article III have been and will be satisfied.

Section 2.3  Distributions by Agent.  The Agent shall not be required to make any amount available to the Borrower hereunder except to the extent the Agent shall have received such amounts from the Lenders as set forth herein, provided, however, that unless the Agent shall have been notified by a Lender prior to the time any Loan is to be made hereunder that such Lender does not intend to make its pro rata share of such Loan available to the Agent, the Agent may (but is not required to) assume that such Lender has made such pro rata share available to the Agent prior to such time, and the Agent may in reliance upon such assumption make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable borrowing available to the Agent, then the applicable Lender and the Borrower severally agree to pay to the Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Advances. If the Borrower and such Lender shall pay such interest to the Agent for the same or an overlapping period, the Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable borrowing to the Agent, then the amount so paid shall constitute such Lender’s Loan included in such borrowing. Any payment by the Borrower under this Section 2.3 shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Agent.

Section 2.4  Pro Rata Allocation of Loans Between Tranches.

(a)           Any Loan hereunder shall be deemed to have been made (i) pursuant to each Lender’s Tranche 1 Commitment in an amount equal to the product of the principal amount of such Loan and a fraction the numerator of which is such Lender’s Tranche 1 Commitment Amount (or zero in the absence of such a Commitment) and the denominator of which is such Lender’s Commitment Amount, in each case as of the date when such Loan is made, and (ii) pursuant to each Lender’s Tranche 2 Commitment in an amount equal to the product of the principal amount of such Loan and a fraction the numerator of which is such Lender’s Tranche 2 Commitment Amount (or zero in the absence of such a Commitment) and the denominator of which is such Lender’s Commitment Amount, in each case as of the date when such Loan is made.

(b)           Any reduction in the Commitment Amount of any Lender hereunder (except a reduction of its Tranche 1 Commitment Amount to zero as a result of the occurrence of the Tranche 1 Termination Date) shall be a reduction of both such Lender’s Tranche 1 Commitment Amount and such Lender’s Tranche 2 Commitment Amount, in proportion to the ratio of such Lender’s Tranche 1 Commitment Amount or such Lender’s Tranche 2 Commitment Amount, as applicable, to such Commitment Amount.

Section 2.5  Notes. The Loans of each Lender shall be evidenced by a single Note payable to the order of such Lender in a principal amount equal to such Lender’s Commitment Amount originally in effect (except that the Loans of any Lender whose Tranche 1 Commitment Amount and Tranche 2 Commitment Amount each exceed zero shall be evidenced by a separate

Note in a principal amount equal to such Lender’s Tranche 1 Commitment Amount and such Lender’s Tranche 2 Commitment Amount, as applicable). Upon receipt of any Lender’s Note from the Borrower, the Agent shall transmit such Note to such Lender. Each Lender shall enter in its ledgers and records the amounts of the various Loans and Advances made, converted or continued and the payments made in respect thereof, and each Lender is authorized by the Borrower to enter on a schedule attached to its Note a record of such Loans, Advances and payments; provided, however, that the failure by any Lender to make any such entry or any error in making such entry shall not limit or otherwise affect the obligation of the Borrower hereunder or on the Notes, and, in all events, the principal amounts owing by the Borrower in respect of the Notes shall be the aggregate amount of all Loans made by the Lenders less all payments of principal thereof made by the Borrower.

Section 2.6  Conversions and Continuations. On the terms and subject to the limitations hereof, the Borrower shall have the option at any time and from time to time to convert all or any portion of the Advances into Base Rate Advance or LIBOR Advances (whether One-Month LIBOR Advances, Two-Month LIBOR Advances or Three-Month LIBOR Advances), or to continue a LIBOR Advance as such; provided, however, that a LIBOR Advance may be so converted or continued only on the last day of the Interest Period applicable thereto and, if the Required Lenders so notify the Borrower, no Advance may be converted to or continued as a LIBOR Advance if a Default or Event of Default has occurred and is continuing on the proposed date of conversion or continuation. Advances may be converted to, or continued as, LIBOR Advances as to the aggregate amount of the Advances of all Lenders so converted or continued, of $10,000,000 or in whole multiples of $5,000,000 in excess thereof.  The Borrower shall give the Agent written notice of any conversion or continuation of any Advances and such notice must be given so as to be received by the Agent not later than 1:00 p.m. on a Business Day that is three Business Days prior to requested date of such conversion or continuation in the case of a continuation of, or conversion to, LIBOR Advances and on the date of the requested conversion to Base Rate Advances. Each such notice shall specify (a) the amount to be continued or converted, (b) the date for the continuation or conversion (which must be (i) the last day of the preceding Interest Period for any continuation or conversion of LIBOR Advances, and (ii) a Business Day in the case of continuations as or conversions to LIBOR Advances and a Business Day in the case of conversions to Base Rate Advances), and (c) in the case of conversions to or continuations of LIBOR Advances, the Interest Period applicable thereto. Any notice given by the Borrower under this Section 2.6 shall be irrevocable. If the Borrower shall fail to notify the Agent of the continuation of any LIBOR Advances within the time required by this Section 2.6, such Advances shall, after the last day of the Interest Period applicable thereto, be converted to Base Rate Advances. All conversions and continuations of Advances must be made uniformly and ratably among the Lenders.  Notwithstanding anything to the contrary, the Borrower shall not maintain more than five outstanding LIBOR Advances at any time.

Section 2.7  Interest Rates, Interest Payments and Default Interest. Interest shall accrue and be payable on the Loans as follows:

(a)           Subject to subparagraph (c) below, each LIBOR Advance shall bear interest on the unpaid principal amount thereof during the Interest Period applicable thereto at a rate per annum equal to the sum of (i) the Adjusted LIBOR Rate for such Interest Period, plus (ii) the Applicable Margin.

(b)           Subject to subparagraph (c) below, each Base Rate Advance shall bear interest on the unpaid principal amount thereof at a variable rate per annum equal to the sum of (i) the Base Rate, plus (ii) the Applicable Margin.

(c)           Upon the occurrence and during the continuation of any Event of Default, each Advance shall, at the option of the Required Lenders, as notified to the Borrower, bear interest (i) during the balance of any Interest Period applicable to such Advance and in any event until such Event of Default is cured or waived in accordance herewith, at a rate per annum equal to the sum of the rate applicable to such Advance during such Interest Period plus 2.0%, and (ii) otherwise, at a rate per annum equal to the sum of (1) the Base Rate, plus (2) the Applicable Margin for Base Rate Advances, plus (3) 2.0%.

(d)           Interest shall be payable (i) with respect to each LIBOR Advance on the last day of the Interest Period applicable thereto, (ii) with respect to any Base Rate Advance, on the last day of each month, and (iii) with respect to each Advance, on the Applicable Termination Date for the related Loan (or, if earlier, the date on which the amount of such Advance is otherwise due hereunder); provided that interest under Section 2.7(c) shall be payable on demand.

Section 2.8  Repayment.  Unless required to be paid earlier hereunder, whether under Section 2.9(b) or otherwise, the unpaid principal balance of each of the Loans, together with all accrued and unpaid interest thereon, shall be due and payable on the Applicable Termination Date.

Section 2.9   Mandatory Prepayments and Related Reductions of Commitments; Simultaneous and Pro Rata Payments Across Tranches.

(a)           Notwithstanding any other provision hereof, if at any time Cash Liquidity is less than $2,750,000,000, then (i) each Lender’s Commitment Amount shall immediately, automatically and permanently be reduced to an amount equal to 50% of such Lender’s Commitment Amount at such time and (ii) if the Total Outstandings exceed 50% of the Aggregate Commitment Amount immediately prior to the reduction of the Commitments under clause (i), the Borrower shall prepay Loans within two Business Days of such occurrence in an aggregate principal amount equal to the amount of such excess.

(b)           Notwithstanding any other provision hereof but without prejudice to any right under Section 2.11 to reborrow amounts prepaid, if at any time any principal amount or interest (or fee or other amount) in respect of a Tranche 1 Loan (or a related Advance) becomes due and payable hereunder, the principal of and interest on (and each fee and other amount in respect of) each outstanding Tranche 2 Loan (or related Advance) that originally was required to be made simultaneously with such Tranche 1 Loan under Sections 2.2 and 2.4(a), and would not otherwise be due and payable hereunder, shall be due and payable at the same time as such Tranche 1 Loan.

(c)           If at any time Total Outstandings exceed the Aggregate Commitment Amount, the Borrower shall immediately repay to the Agent for the account of the Lenders the amount of such excess.

(d)                                 Any amounts paid or prepaid on the Loans under this Section 2.9 or Section 2.15(c) shall be paid to the Agent for distribution to each Lender in proportion to its share of outstanding Loans. Any such payments shall be applied first against any Base Rate Advances and then to LIBOR Advances in order starting with the LIBOR Advances having the shortest time to the end of the applicable Interest Period. If any payment or prepayment of Loans is required under this Section 2.9 or Section 2.15(c), the Borrower shall pay any related amounts required to be paid under Section 2.26.

Section 2.10  Deposit Requirement and Commitment Termination — Cash Liquidity.

(a)                                  If (i) at any time Cash Liquidity is less than $2,250,000,000, or (ii) an Event of Default has occurred and is continuing, the Borrower shall deposit, within two Business Days thereafter in the case of clause (i), and immediately in the case of clause (ii), Cash Equivalent Securities having a value (as determined by the Agent in its reasonable discretion) at least equal to 103% of Total Outstandings (including accrued and unpaid interest, fees and other amounts due hereunder) in the Specified Investment Account (such requirement being referred to as the “Deposit Requirement”); provided, however, that for purposes of determining compliance with the Deposit Requirement, the amount of any Collateral Coverage Shortfall Deposits then on deposit in the Specified Investment Account shall be excluded. If the Borrower’s obligation to make such deposit arose solely under the foregoing clause (i), no Event of Default has occurred that is continuing and the Current Appraised Value of the Eligible Collateral is not less than the Collateral Coverage Threshold, immediately after the Borrower is able to demonstrate to the Agent’s satisfaction that Cash Liquidity is greater than $2,250,000,000, the Borrower shall be entitled to withdraw Cash Equivalent Securities on deposit in the Specified Investment Account to the extent that the value thereof (as determined by the Agent in its reasonable discretion) exceeds the amount of any Collateral Coverage Shortfall Deposits then on deposit in the Specified Investment Account.

(b)                                 Without limiting any other right or remedy, if the Borrower fails to comply with the Deposit Requirement the Agent may transfer cash and other property held in any of the Pledged Accounts to the Specified Investment Account in an amount sufficient to satisfy the Deposit Requirement.

Section 2.11  Optional Prepayments.  The Borrower may prepay Base Rate Advances and LIBOR Advances, in whole or in part, at any time, without premium or penalty; provided that such prepayment shall be made on a Business Day and the Borrower shall give prior notice to the Agent of any such prepayment under this Section 2.11 not later than 1:00 p.m. on such Business Day.  Each partial prepayment shall be in an aggregate amount for all the Lenders of (x) in the case of Base Rate Advances, $1,000,000 or a whole multiple thereof, and (y) in the case of LIBOR Advances, $10,000,000, or if greater, in whole multiples of $5,000,000 in excess thereof; provided that if a LIBOR Advance is prepaid on a day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.26.  Amounts paid or prepaid on Loans under this Section 2.11 may be reborrowed upon the terms and subject to the conditions and limitations of this Agreement.

Terms of the Letter of Credit Facility

Section 2.12  Letters of Credit. Upon the terms and subject to the conditions of this Agreement, the Letter of Credit Issuer agrees to issue Letters of Credit for the account of the Borrower from time to time between the Effective Date and the second anniversary of the Effective Date, in such amounts in U.S. Dollars as the Borrower shall request; provided, however, that no Letter of Credit will be issued in any amount that, after giving effect to such issuance and the concomitant Loans to be made pursuant to Section 2.13 in connection with such issuance, would cause (i) the Letter of Credit Exposure to exceed the Letter of Credit Sub-Limit or (ii) Total Outstandings to exceed the Aggregate Commitment Amount.

Section 2.13  Procedures for Letters of Credit; Letter of Credit Collateral Account.  Each request for a Letter of Credit shall be made by the Borrower in writing, by facsimile transmission or electronic conveyance received by the Agent together with a request pursuant to Section 2.2 for Loans in an aggregate principal amount equal to the Letter of Credit Collateralization Amount for the requested Letter of Credit, for the purpose of funding the Letter of Credit Collateral Account as provided below, and specifying the requested issuance date for such Letter of Credit, no later than 2:00 p.m. on a Business Day that is not later than one Business Day prior to the last day specified in Section 2.2 for making such request for Loans. Without limiting the provisions of Section 2.2 in respect of such request for Loans, each request for a Letter of Credit shall be deemed a representation by the Borrower that on the date of issuance of such Letter of Credit and after giving effect thereto the applicable conditions specified in Article III have been and will be satisfied. The Letter of Credit Issuer may require that the related request for the issuance of a Letter of Credit be made on such letter of credit application and reimbursement agreement form as the Letter of Credit Issuer may from time to time specify, along with satisfactory evidence of the authority and incumbency of the officials of the Borrower making such request. The Agent shall promptly notify the Letter of Credit Issuer and the other Lenders of the receipt of such request and the matters specified therein, including the related request for Loans and such other matters as the Agent is to notify the Lenders under Section 2.2. On the requested Loan Date, the Agent shall deposit the proceeds of the Loans so requested by the Borrower into the Letter of Credit Collateral Account, and the Borrower hereby requests, directs and authorizes the Agent to so deposit the proceeds of such Loans and agrees that each disbursement of the proceeds of such Loans shall constitute delivery of those funds at the Borrower’s direction and for the Borrower’s benefit as if such funds had been advanced to the Borrower.  The Letter of Credit Issuer shall not be obligated to issue any Letter of Credit hereunder unless the amount so deposited is equal to the Letter of Credit Collateralization Amount for the requested Letter of Credit (such condition being referred to herein as the “Letter of Credit Collateralization Requirement”) and each other condition thereto set forth in Article III has been satisfied. On the date of each issuance of a Letter of Credit the Agent shall send notice to the other Lenders of such issuance.

Section 2.14  Terms of Letters of Credit. Letters of Credit shall not have a term longer than one year, except as otherwise agreed by the Borrower and the Letter of Credit Issuer. All Letters of Credit must expire not later than five days prior to the Tranche 2 Termination Date.

Section 2.15  Agreement to Repay Letter of Credit Drawings; Withdrawals from Letter of Credit Collateral Account.

(a)                                  If the Letter of Credit Issuer has received documents purporting to draw under a Letter of Credit that the Letter of Credit Issuer believes conform to the requirements of the Letter of Credit, or if the Letter of Credit Issuer has decided that it will comply with the Borrower’s written or oral request or authorization to pay a drawing on any Letter of Credit that the Letter of Credit Issuer does not believe conforms to the requirements of the Letter of Credit, it will notify the Borrower of that fact. The Borrower shall reimburse the Letter of Credit Issuer by 10:30 a.m. on the day on which such drawing is to be paid in Immediately Available Funds in an amount equal to the amount of such drawing. Any portion of a drawing under a Letter of Credit not reimbursed as set forth above on the date of such drawing is an “Unpaid Drawing.”

(b)                                 Without limiting any other right of the Letter of Credit Issuer, the Borrower authorizes the Agent to transfer, for the benefit of the Letter of Credit Issuer, net proceeds of Cash Equivalent Securities on deposit in the Letter of Credit Collateral Account at any time in the amount of any Unpaid Drawing.

(c)                                  Upon the expiration or return (undrawn) of any Letter of Credit, the reduction of the stated amount of any applicable Letter of Credit in accordance with the terms thereof and the resulting reduction in the Letter of Credit Collateralization Amount, the reimbursement in full of the Letter of Credit Issuer by the Borrower under this Section 2.15 following one or more payments on account of draws under a Letter of Credit in an aggregate amount equal to the stated amount of such Letter of Credit or any transfer from the Letter of Credit Collateral Account by the Agent pursuant to Section 2.15(b), the Borrower shall immediately repay Loans in an aggregate principal amount equal to the amount (if any) then remaining on deposit in the Letter of Credit Collateral Account pursuant to the deposit under Section 2.13 of the Letter of Credit Collateralization Amount in respect of such Letter of Credit (or, in the case of such a reduction of such Letter of Credit Collateralization Amount or such transfer from the Letter of Credit Collateral Account by the Agent (without duplication), Loans in an aggregate principal amount equal to the lesser of (i) the amount of such reduction or the amount so transferred, as applicable, and (ii) the Total Outstandings).  If at any time the value (as determined in the Agent’s reasonable discretion) of Cash Equivalent Securities on deposit in the Letter of Credit Collateral Account exceeds the aggregate amount of the Letter of Credit Collateralization Amounts for all then-outstanding Letters of Credit, no Event of Default has occurred and is continuing and the Current Appraised Value of the Eligible Collateral is not less than the Collateral Coverage Threshold, the Agent shall promptly transfer to the Borrower net proceeds of Cash Equivalent Securities therein to the extent necessary to eliminate such excess.

Section 2.16  Obligations Absolute. The obligation of the Borrower under Section 2.15 to repay the Letter of Credit Issuer for any amount drawn on any Letter of Credit and to repay the Loans under Section 2.15(c) shall be absolute, unconditional and irrevocable, shall continue for so long as any Letter of Credit is outstanding notwithstanding any termination of this Agreement, and shall be paid strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including without limitation the following circumstances:

(a)                                  any lack of validity or enforceability of any Letter of Credit;

(b)                                 the existence of any claim, setoff, defense or other right which the Borrower may have or claim at any time against any beneficiary, transferee or holder of any Letter of Credit (or any Person for whom any such beneficiary, transferee or holder may be acting), the Letter of Credit Issuer, the Agent or any Lender or any other Person, whether in connection with a Letter of Credit, this Agreement, the transactions contemplated hereby, or any unrelated transaction; or

(c)                                  any statement or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever.

Neither the Letter of Credit Issuer nor the Agent nor any Lender nor officers, directors or employees of any thereof shall be liable or responsible for, and the obligations of the Borrower to the Agent and the Lenders shall not be impaired by:

(i)                                     the use which may be made of any Letter of Credit or for any acts or omissions of any beneficiary, transferee or holder thereof in connection therewith;

(ii)                                  the validity, sufficiency or genuineness of documents, or of any endorsements thereon, even if such documents or endorsements should, in fact, prove to be in any or all respects invalid, insufficient, fraudulent or forged;

(iii)                               the acceptance by the Letter of Credit Issuer of documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary; or

(iv)                              any other action of the Letter of Credit Issuer in making or failing to make payment under any Letter of Credit if in good faith and in conformity with U.S. or foreign laws, regulations or customs applicable thereto.

Notwithstanding the foregoing, the Borrower shall have a claim against the Letter of Credit Issuer, and the Letter of Credit Issuer shall be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential, damages suffered by the Borrower which the Borrower proves were caused by the Letter of Credit Issuer’s willful misconduct or gross negligence in determining whether documents presented under any Letter of Credit comply with the terms thereof.

General

Section 2.17  Optional Reduction of Commitment Amounts or Termination of Commitments. The Borrower may, at any time, upon not less than five Business Days’ prior written notice to the Agent, reduce the Commitment Amounts, ratably (both among the Lenders and between the Tranches), with any such reduction in a minimum aggregate amount for all the Lenders of $10,000,000, or, if more, in an integral multiple of $5,000,000; provided, however, that the Borrower may not at any time reduce the Aggregate Commitment Amount below the

Total Outstandings. The Borrower may, at any time when there is no Letter of Credit or Unpaid Drawing outstanding, upon not less than three Business Days prior written notice to the Agent, terminate the Commitments in their entirety. Upon termination of the Commitments pursuant to this Section 2.17, the Borrower shall pay to the Agent for the account of the Lenders the full amount of all outstanding Advances, all accrued and unpaid interest thereon, all unpaid Commitment Fees accrued to the date of such termination, any indemnities payable with respect to Advances pursuant to Section 2.25 and all other unpaid Obligations of the Borrower to the Agent, the Lenders and the Letter of Credit Issuer hereunder.

Section 2.18  Certain Fees.

(a)                                  Upfront Fees.  On or prior to the Effective Date, the Borrower shall pay to the Agent for the account of each Lender an upfront fee in an amount equal to 2.00% of such Lender’s initial Commitment Amount.

(b)                                 Commitment Fees.  The Borrower shall pay to the Agent for the account of each Lender fees (the “Commitment Fees”) in an amount determined by applying 0.50% per annum to the average daily Unused Commitment of such Lender for each calendar quarter during the period from the Effective Date to the date on which such Lender ceases to have any Commitment. Such Commitment Fees are payable in arrears at the end of each calendar quarter and, in the case of any Lender, on the date on which such Lender ceases to have any Commitment.

(c)                                  Agent’s Fees.  On or before the Effective Date, the Borrower will pay to the Agent the fees that are payable as of the Effective Date plus, thereafter, all other fees payable, as set forth in the Fee Letter.

(d)                                 Letter of Credit Fees. In respect of each Letter of Credit, the Borrower shall pay to the Agent for the account of the Letter of Credit Issuer, on demand, all issuance, amendment, drawing and other fees regularly charged by the Letter of Credit Issuer to its letter of credit customers, together with a fronting fee at the per annum rate of 0.125% of the original face amount of each Letter of Credit for the period from the date of issuance to the scheduled expiration date of such Letter of Credit, and all out-of-pocket expenses incurred by the Agent in connection with the issuance, amendment, administration or payment of any Letter of Credit.

Section 2.19  Computation.  Commitment Fees and interest on Loans shall be computed on the basis of actual days elapsed and a year of 360 days (or, as to Base Rate Advances, a year of 365/366 days).

Section 2.20  Payments. Payments and prepayments of principal of, and interest on, the Loans and all fees, expenses and other obligations under this Agreement payable to the Agent, the Lenders or the Letter of Credit Issuer shall be made without setoff or counterclaim in Immediately Available Funds not later than 11:00 a.m. on the dates called for under this Agreement and the Notes to the Agent at its main office in Minneapolis, Minnesota. Funds received after such time shall be deemed to have been received on the next Business Day. The Agent will promptly distribute in like funds to each Lender its ratable share of each such payment of principal, interest and fees received by the Agent for the account of the Lenders.

Whenever any payment to be made hereunder or on the Notes shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day (provided, however, that any such payment that is stated to be due on the Tranche 1 Termination Date shall be made on the next preceding Business Day) and, in the case of a payment of principal, such extension or shortening of time shall be taken into account in the computation of any interest thereon.

Section 2.21  Use of Loan Proceeds. The proceeds of each Loan, and each Letter of Credit, shall be used for the Borrower’s general business purposes in a manner not in conflict with any of the Borrower’s covenants in this Agreement.

Section 2.22  Basis for Determining Interest Rate Not Ascertainable, Inadequate or Unfair. If with respect to any Interest Period:

(a)                                  deposits in United States Dollars (in the applicable amounts) are not being offered to any Lender in the relevant market for such Interest Period, or

(b)                                 the Agent, in consultation with the Lenders, determines that the LIBOR Rate as determined pursuant to the definition thereof will not adequately and fairly reflect the cost of maintaining or funding the LIBOR Loans for such Interest Period, the Agent shall forthwith give notice thereof to the Borrower which notice shall set forth in detail the basis for such notice, whereupon until the Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, (i) the LIBOR Rate shall not be available to the Borrower as an interest rate option on any Loans, and (ii) all of the then outstanding LIBOR Loans shall automatically convert to Base Rate Loans immediately.  Interest accrued on each such LIBOR Loan prior to any such conversion shall be due and payable on the date of such conversion together with any funding losses and other amounts due under Section 2.26.

Section 2.23  Increased Cost. If any Regulatory Change:

(a)                                  shall subject any Lender (or its Applicable Lending Office) to any tax, duty or other charge with respect to its LIBOR Advances, its Notes or its obligation to make LIBOR Advances or shall change the basis of taxation of payment to any Lender (or its Applicable Lending Office) of the principal of or interest on its LIBOR Advances or any other amounts due under this Agreement in respect of its LIBOR Advances or its obligation to make LIBOR Advances (except for changes in the rate of tax on the overall net income of such Lender or its Applicable Lending Office imposed by the jurisdiction in which such Lender’s principal office or Applicable Lending Office is located); or

(b)                                 shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board, but excluding with respect to any LIBOR Advance any such requirement to the extent included in calculating the applicable Adjusted LIBOR Rate) against assets of, deposits with or for the account of, or credit extended by, any Lender’s Applicable Lending Office or against Letters of Credit or shall impose on any Lender (or its Applicable Lending Office) or the interbank Eurodollar market any other condition affecting its LIBOR Advances, its Notes or its obligation to make LIBOR Advances or affecting any Letter of Credit; and

(c)                                  the result of any of the foregoing is to increase the cost to such Lender (or its Applicable Lending Office) of making or maintaining any LIBOR Advance or issuing or maintaining any Letter of Credit, or to reduce the amount of any sum received or receivable by such Lender (or its Applicable Lending Office) under this Agreement or under its Notes, then, within 30 days after demand by such Lender (with a copy to the Agent), the Borrower shall pay to the applicable Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction. Each Lender will promptly notify the Borrower and the Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section 2.23 and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Lender, be otherwise disadvantageous to such Lender. If any Lender fails to give such notice within 45 days after it obtains knowledge of such an event, such Lender shall, with respect to compensation payable pursuant to this Section 2.23, only be entitled to payment under this Section 2.23 for costs incurred from and after the date 45 days prior to the date that such Lender does give such notice. A certificate of any Lender claiming compensation under this Section 2.23, setting forth the additional amount or amounts to be paid to it hereunder and stating in reasonable detail the basis for the charge and the method of computation, shall be conclusive in the absence of error. In determining such amount, any Lender may use any reasonable averaging and attribution methods. Failure on the part of any Lender to demand compensation for any increased costs or reduction in amounts received or receivable with respect to any Interest Period shall not constitute a waiver of such Lender’s rights to demand compensation for any increased costs or reduction in amounts received or receivable in any subsequent Interest Period.

Section 2.24  Illegality. If any Regulatory Change shall make it unlawful or impossible for any Lender to make, maintain or fund any LIBOR Advances, such Lender shall notify the Borrower and the Agent, whereupon the obligation of such Lender to make or continue, or to convert any Advances to, LIBOR Advances shall be suspended until such Lender notifies the Borrower and the Agent that the circumstances giving rise to such suspension no longer exist. Before giving any such notice, such Lender shall designate a different Applicable Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Lender, be otherwise disadvantageous to such Lender. If such Lender determines that it may not lawfully continue to maintain any LIBOR Advances to the end of the applicable Interest Periods, all of the affected Advances shall be automatically converted to Base Rate Advances as of the date of such Lender’s notice, and upon such conversion the Borrower shall indemnify such Lender in accordance with Section 2.26.

Section 2.25  Capital Adequacy. In the event that any Regulatory Change reduces or shall have the effect of reducing the rate of return on any Lender’s capital or the capital of its parent corporation (by an amount such Lender deems material) as a consequence of its Commitments and/or its Loans and/or any Letters of Credit to a level below that which such Lender or its parent corporation could have achieved but for such Regulatory Change (taking into account such Lender’s policies and the policies of its parent corporation with respect to capital adequacy), then the Borrower shall, within 30 days after written notice and demand from such Lender (with a copy to the Agent), pay to such Lender additional amounts sufficient to compensate such Lender or its parent corporation for such reduction. If any Lender fails to give such notice within 45 days after it obtains knowledge of such an event, such Lender shall, with respect to compensation payable pursuant to this Section 2.25, only be entitled to payment under this Section 2.25 for diminished returns as a result of such reduction for the period from and after the date 45 days prior to the date that such Lender does give such notice. Any determination by such Lender under this Section 2.25 and any certificate as to the amount of such reduction given to the Borrower by such Lender shall be final, conclusive and binding for all purposes, absent error.

Section 2.26  Funding Losses; LIBOR Advances. The Borrower shall compensate each Lender, upon its written request, for all losses, expenses and liabilities (including any interest paid by such Lender to lenders of funds borrowed by it to make or carry LIBOR Advances to the extent not recovered by such Lender in connection with the re-employment of such funds and including loss of anticipated profits) which such Lender may sustain: (i) if for any reason, other than a default by such Lender, a funding of a LIBOR Advance does not occur on the date specified therefor in the Borrower’s request or notice as to such Advance under Section 2.2 or 2.6, or (ii) if, for whatever reason (including, but not limited to, acceleration of the maturity of Advances following an Event of Default), any repayment of a LIBOR Advance, or a conversion pursuant to Section 2.24, occurs on any day other than the last day of the Interest Period applicable thereto. A Lender’s request for compensation shall set forth the basis for the amount requested and shall be final, conclusive and binding, absent error.

Section 2.27  Discretion of Lenders as to Manner of Funding. Each Lender shall be entitled to fund and maintain its funding of LIBOR Advances in any manner it may elect, it being understood, however, that for the purposes of this Agreement all determinations hereunder (including, but not limited to, determinations under Section 2.26) shall be made as if such Lender had actually funded and maintained each LIBOR Advance during the Interest Period for such Advance through the purchase of deposits having a maturity corresponding to the last day of the Interest Period and bearing an interest rate equal to the LIBOR Rate for such Interest Period.

Section 2.28  Taxes.

(a)                                  Any and all payments by the Borrower hereunder or under the Notes shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges of withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Agent, taxes imposed on its overall net income and franchise taxes imposed on it in lieu of net income taxes (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Notes being hereinafter referred to as “Taxes”).

(b)                                 The Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under the Notes or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or the Notes (hereinafter referred to as “Other Taxes”).

(c)                                  The Borrower shall indemnify each Lender and the Agent for the full amount of Taxes or Other Taxes imposed on or paid by such Lender or the Agent and any penalties, interest and expenses (except as such are attributable to the gross negligence or willful misconduct of any Lender or the Agent) with respect thereto. Payments on this indemnification shall be made within 30 days from the date such Lender or the Agent makes written demand therefor, provided that such Lender or the Agent, as the case may be, shall have provided the Borrower with evidence reasonably satisfactory to the Borrower of payment of such Tax or Other Tax.

(d)                                 Within 30 days after the date of any payment of Taxes, the Borrower shall furnish to the Agent, at its address referred to on the signature page hereof, a certified copy of a receipt evidencing payment thereof.  In the case of any payment hereunder or under the Notes by or on behalf of the Borrower through an account or branch outside the United States or by or on behalf of the Borrower by a payor that is not a United States person, if the Borrower determines that no Taxes are payable in respect thereof, the Borrower shall furnish or shall cause such payor to furnish to the Agent, at such address, an opinion of counsel acceptable to the Agent stating that such payment is exempt from Taxes. For purposes of this subsection (d) and subsection (e), the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Code.

(e)                                  Each Lender, as of the date it becomes a party hereto and as of the date on which it changes its Applicable Lending Office, represents to the Borrower and the Agent that it is either (i) an entity organized under the laws of the United States or any State thereof or (ii) is entitled to complete exemption from United States withholding tax imposed on or with respect to any payments, including fees, to be made pursuant to this Agreement (x) under an applicable provision of a tax convention to which the United States is a party or (y) because it is acting through a branch, agency or office in the United States and any payment to be received by it hereunder is effectively connected with a trade or business in the United States. Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrower and the Agent, on or before the day on which such Lender becomes a Lender, a duly completed and signed copy of either Form W-8BEN with Part II completed or Form W-8ECI of the United States Internal Revenue Service. Form W-8BEN shall include the foreign Lender’s United States taxpayer identification number if required under the current regulations to claim exemption from withholding pursuant to a tax convention. Thereafter and from time to time, each such Lender shall submit to the Borrower and the Agent such additional duly completed and signed copies of one or the other of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may be (i) reasonably requested by the Borrower or the Agent and (ii) required and permitted under then-current United States law or regulations to avoid United States withholding taxes on payments in respect of all payments to be received by such Lender hereunder. Upon the request of the Borrower or the Agent, each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrower and the Agent a certificate on Internal Revenue Service Form W-9 or such substitute form as is reasonably satisfactory to the Borrower and the Agent to the effect that it is such a United States person.

(f)                                    Without duplication of any amounts paid pursuant to Section 2.28(a), if the Borrower shall be required by law or regulation to make any deduction, withholding or backup withholding of any taxes, levies, imposts, duties, fees, liabilities or similar charges of the United States of America, any possession or territory of the United States of America (including the Commonwealth of Puerto Rico) or any area subject to the jurisdiction of the United States of America from any payments to a Lender pursuant to any Loan Document in respect of the Obligations payable to such Lender then or thereafter outstanding, the Borrower shall make such withholdings or deductions and pay the full amount withheld or deducted to the relevant taxation authority or other authority in accordance with applicable law.

(g)                                 If the Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.28, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section 2.28 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that the Borrower, upon the request of the Agent or such Lender, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Agent or such Lender in the event the Agent or such Lender is required to repay such refund to such Governmental Authority.  This subsection (g) shall not be construed to require the Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(h)                                 Each Lender hereby agrees that, upon the occurrence of any circumstances entitling such Lender to indemnification pursuant to this Section 2.28, such Lender shall use reasonable efforts to designate a different lending office if the making of such a change would avoid the need for, or materially reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the sole discretion of such Lender, be materially disadvantageous to such Lender.

Section 2.29  Replacement of Certain Lenders.  If any Lender shall be become and remain a Defaulting Lender or shall avail itself of the benefits of Section 2.22, 2.23, 2.24, 2.25, or 2.28, then the Borrower may, at its sole expense and effort, upon not less than five Business Days’ notice to the applicable Lender and the Agent, require such Lender (the “Replaced Lender”) to assign and delegate, without recourse (pursuant to an assignment agreement substantially in the form of Exhibit G hereto and in accordance with and subject to the restrictions contained in, and consents required by, Section 10.6), all of its interests, rights and obligations under this Agreement and the other Loan Documents to a replacement lender that qualifies as a “Transferee” under Section 10.6(c) (a “Replacement Lender”) that shall assume such obligations (which assignee may be another Lender, if such other Lender accepts such assignment and delegation), provided that: (a) the Borrower shall have paid to the Agent any fee specified in Section 10.6 (c) and shall have paid the Replaced Lender any amounts payable under Section 2.26; (b) the Replaced Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the Replacement Lender or the Borrower; (c) in the case of any such assignment resulting from a claim for compensation or payments required to be made, such assignment will result in a reduction in such compensation or payments thereafter; and, in a case to which Section 2.22 or 2.24 applies, such assignment will remove the applicable impediment with respect to LIBOR Advances; (d) the interests, rights, duties and obligations of all Lenders similarly situated are similarly assigned to Replacement Lenders; and (e) no such assignment conflicts with any Requirement of Law. Notwithstanding the foregoing, a Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 2.30  Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 9.9 are several and not joint. The failure of any Lender to make any Loan or to make any payment under Section 9.9 on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 9.9.

ARTICLE III

CONDITIONS PRECEDENT

Section 3.1 Conditions Precedent to Initial Loans.  The obligation of the Lenders to make any Loans hereunder and of the Letter of Credit Issuer to issue any Letter of Credit hereunder shall be subject to the fulfillment of the following conditions:

(a)                                  Documents. The Agent shall have received the following in sufficient counterparts (except for the items described in clauses (ii) and (iii) below) for each Lender:

(i)                                     This Agreement, duly executed by a duly authorized officer (or officers) of the Borrower, each Guarantor, each Lender and the Agent and dated the Effective Date.

(ii)                                  A Note drawn to the order of each Lender in the principal amount of such Lender’s Tranche 1 Commitment Amount and, if applicable, a Note so drawn in the principal amount of such Lender’s Tranche 2 Commitment Amount, in each case duly executed by a duly authorized officer (or officers) of the Borrower and dated the Effective Date.

(iii)                               The Japanese Real Property Mortgage, duly executed by a duly authorized officer (or officers) of the Borrower and U.S. Bank, dated the Effective Date, together with:

(A)                              payment by the Borrower of registration taxes required for applications for registrations, preliminary registrations, conversion of preliminary registrations into registrations, deletion of registrations and other related applications contemplated therein;

(B)                                registration certificates (toukizumishou) for title to the Japanese Real Property Assets, and other registration certificates for security interests and lease agreement regarding Japanese Real Property Assets as to which the registrations and preliminary registrations shall be deleted thereunder;

(C)                                related powers of attorney as executed by the Borrower, Wings Finance Y.K., and Hibiya Enterprise Y.K.;

(D)                               a certificate of impression of registered seal (inkan shoumei-sho) of the Borrower issued by the competent Legal Affairs Bureau of Japan;

(E)                                 a certificate of matters registered on the commercial registry (rireki jikou shoumei-sho) of the Borrower issued by the competent Legal Affairs Bureau of Japan;

(F)                                 related instruments evidencing grounds for registration (touki gen-in shoumei jouhou) required for the applications contemplated therein, as executed by the Borrower, Wings Finance Y.K., and Hibiya Enterprise Y.K.;

(G)                                certificates of matters registered on closed commercial registry (heisa jikou shoumei-sho) of Wings Finance Y.K. and Hibiya Enterprise Y.K. issued by the competent Legal Affairs Bureau of Japan;

(H)                               any other documents requested by the Agent or the judicial scrivener designated by the Agent, which may be required for the applications for the registration, preliminary registration, conversion of the preliminary registration into registration, deletion of registrations and other related applications contemplated therein;

(I)                                    an acceptance of applications for (i) registration of the ne-teitou-ken mortgages in favor of U.S. Bank and (ii) change of the registered office of the Borrower in the past contemplated therein, issued by the Narita Branch Office of the Chiba Legal Affairs Bureau; and

(J)                                   an acceptance of application for (i) preliminary registration of the ne-teitou-ken mortgage in favor of U.S. Bank, (ii) complete deletion of (a) the registration of the ne-teitou-ken mortgage in favor of Wings Finance Y.K., (b) the registration of the ten-teitou-ken mortgage in favor of Hibiya Enterprise Y.K., (c) the preliminary registration of a lease agreement in favor of Hibiya Enterprise Y.K., and (d) the preliminary registration of transfer of the ne-teitou-ken mortgage referred to in item (a) above from Wings Finance Y.K. to Hibiya Enterprise Y.K., (iii) change of the registered office of the Borrower in relation to change of the registered office of Borrower in the past, and (iv) change of the corporate name of Wings Finance Y.K. in relation to change of the corporate name of Wings Finance Y.K. in the past, issued by the Minato Branch Office of the Tokyo Legal Affairs Bureau.

(iv)                              The Japanese Insurance Pledge Agreement, duly executed by a duly authorized officer (or officers) of the Borrower and U.S. Bank and dated the Effective Date, together with:

(A)                              consents of the insurance companies providing the insurance policies subject to the pledge contemplated therein, with a date certification (kakutei hizuke) by a notary public (koushounin) in Japan; and

(B)                                the insurance certificates for the insurance policies subject to the pledge contemplated therein.

(v)                                 The NWA Aircraft Mortgage, the Compass Aircraft Mortgage and the Mesaba Aircraft Mortgage, each duly executed by a duly authorized officer (or officers) of each party thereto and dated the Effective Date.

(vi)                              The Security Agreement, duly executed by a duly authorized officer (or officers) of each party thereto and dated the Effective Date.

(vii)                           The Slot and Gate Security Agreement, duly executed by a duly authorized officer (or officers) of each party thereto and dated the Effective Date.

(viii)                        Any pledged Collateral (together with undated stock powers, endorsements and slot transfer documents, as applicable, executed in blank to be held by the Agent) required to be delivered under the Security Documents, and all other documents, certificates, forms and filing fees necessary to perfect and protect the Liens created under the Security Documents, including, without limitation, financing statements in form and substance reasonably acceptable to the Agent, as may be required to grant, continue and maintain an enforceable first priority security interest in the Collateral (subject to the terms hereof and of the other Loan Documents) in accordance with the Uniform Commercial Code as enacted in all relevant jurisdictions and any other applicable law.

(ix)                                An Account Control Agreement in respect of each Pledged Account, duly executed by a duly authorized officer (or officers) of the Borrower or the Guarantor that owns such account, as applicable, the relevant depository bank or securities intermediary or financial institution, as applicable, and the Agent.

(x)                                   A Safekeeping Agreement and an Account Control Agreement with respect to the Specified Investment Account and with respect to the Letter of Credit Collateral Account, each duly executed by a duly authorized officer (or officers) of the Borrower, U.S. Bank and (in the case of each such Account Control Agreement) the Agent, and dated the Effective Date.

(xi)                                Appraisal Reports from (1) the Non-Real Estate Appraisers in respect of all Appraised Collateral other than the Japanese Real Property Assets, and (2) the Real Estate Appraisers in respect of the Japanese Real Property Assets.

(xii)                             One or more certificates of insurance, showing casualty and liability insurance coverage, in form and substance reasonably satisfactory to the Agent, and evidence satisfactory to the Agent that the Agent is named as lender’s loss payee, mortgagee and/or additional insured, as applicable, with respect to the Collateral on such policies as to which the Agent has reasonably requested that it be so named.

(xiii)                          A Bailee Letter from each Person other than the Borrower that, pursuant to contractual or other arrangements in effect as of the date hereof, from time to time possesses Aircraft Fuel owned by the Borrower in any of the 15 locations identified in Schedule 3.2, in each case duly executed by a duly authorized officer (or officers) of each party thereto.

(xiv)                         A consent agreement from Pinnacle Airlines, Inc. in respect of each Assigned Engine Lease, in each case in form and substance reasonably satisfactory to the Agent and duly executed by a duly authorized officer (or officers) of each party thereto.

(xv)                            The Fee Letter, duly executed by a duly authorized officer (or officers) of each party thereto.

(xvi)                         the Agency Agreement, duly executed by a duly authorized officer (or officers) of each party thereto.

(xvii)                      A certificate of an officer of the Borrower and each Guarantor dated as of the Effective Date and certifying:

(A)                              as to the organizational documents of the Borrower or such Guarantor;

(B)                                as to the incumbency, names, titles and signatures of the officers of the Borrower or such Guarantor authorized to execute the Loan Documents to which such Person is a party and, as to the Borrower, to request Loans and Letters of Credit; and

(C)                                a copy of the corporate resolutions of the Borrower or such Guarantor authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party, certified as of the Effective Date by the Secretary or an Assistant Secretary thereof.

(xviii)                   A certificate of good standing for the Borrower and each Guarantor in the jurisdiction of its incorporation or other organization, certified by the appropriate governmental officials as of a date acceptable to the Agent.

(xix)                           An Officer’s Certificate from the Borrower certifying:

(A)                              as to the truth of the representations and warranties contained in the Loan Documents as though made on and as of the date hereof, except to the extent that any such representation or warranty relates to a specified date, in which case such representation or warranty shall be or shall have been true and correct in all material respects as of such date;

(B)                                as to the absence of any event occurring and continuing, or resulting from the execution and delivery of the Loan Documents, that constitutes a Default or an Event of Default; and

(C)                                as to the Current Appraised Value of the Eligible Collateral.

(xx)                              An Officer’s Certificate of the Borrower with respect to Cash Liquidity on the Effective Date, certified as of the Effective Date and in form and substance reasonably satisfactory to the Agent. Cash Liquidity on the Effective Date, as evidenced by such Officer’s Certificate, shall not be less than $3,430,000,000.

(b)                                 Lien Searches; International Registry Searches. The Agent shall have received UCC, judgment and tax lien searches conducted in the jurisdictions in which the Borrower and the Guarantors are incorporated or otherwise organized or such other jurisdictions as the Agent may reasonably require and Lien searches conducted in the recording office of the FAA and, with respect to the applicable Mortgaged Aircraft Collateral, Lien searches conducted with the International Registry and “priority search certificates” (as defined in the Regulations and Procedures for the International Registry), all as may be reasonably satisfactory to the Agent (dated as of a date reasonably satisfactory to the Agent), reflecting the absence of Liens on the applicable Mortgaged Aircraft Collateral other than Liens permitted hereunder and as may be reasonably satisfactory to the Agent and the absence of registrations on the International Registry with respect to the applicable Mortgaged Aircraft Collateral other than the registrations contemplated herein, and (in the case of the searches conducted at the recording office of the FAA and the International Registry) indicating that the Borrower, Compass or Mesaba, as applicable, is the registered owner of each of the aircraft and other assets intended to be covered by the applicable Aircraft Mortgage.

(c)                                  Financial Information and Appraisals.  The Lenders shall have received and be satisfied with each Appraisal Report and with such financial information as may be reasonably requested by the Agent.

(d)                                 Opinions of Counsel. The Agent and the Lenders shall have received from each of Thaddeus J. Marciniak, Esq., Dorsey & Whitney LLP, Daugherty, Fowler, Peregrin, Haught & Jenson and Nagashima Ohno & Tsunematsu, counsel to the Borrower and the Guarantors, a written opinion, addressed to each of the Secured Creditors, covering such matters as may reasonably be requested by the Agent, and each such opinion shall have been delivered to the Agent in sufficient counterparts for each Lender.

(e)                                  Security Documents; Filing and Recording. All Security Documents (or financing statements with respect thereto) shall have been appropriately filed or recorded to the satisfaction of the Agent, and the priority and perfection of the Liens created by the Security Documents shall have been established to the satisfaction of the Agent and its counsel; provided, however, that the conditions set forth in this subsection (e) will be deemed to be satisfied with respect to the Japanese Real Property Assets as of the date on which the Agent receives the documents identified in subsections (a)(iii)(I) and (J) above.  Without limiting the foregoing, the Agent shall have received evidence satisfactory to it of the filing for recordation with the FAA of each of the Aircraft Mortgages and registration with the International Registry of the International Interests, as defined in the Cape Town Convention, intended to be created thereby (together with any other necessary documents, instruments, affidavits or certificates) as the Agent may deem reasonably necessary to perfect and protect the Liens created thereby.

(f)                                    Fees and Expenses. The Agent shall have received for itself and for the account of the other Secured Creditors all fees and other amounts due and payable by the Borrower on or prior to the Effective Date, including the reasonable fees and expenses of counsel to the Agent payable pursuant to Section 10.2.

Section 3.2 Conditions Precedent to all Loans and Letters of Credit.  The obligation of the Lenders to make any Loans hereunder and of the Letter of Credit Issuer to issue any Letter of Credit hereunder shall be subject to the fulfillment of the following additional conditions:

(a)                                  Notices and Requests.  The Agent shall have received the Borrower’s request for such Loans as required under Section 2.2 and, if applicable, its application for such Letter of Credit as specified under Section 2.13.

(b)                                 Representations and Warranties.  The representations and warranties contained in the Loan Documents shall be true and correct in all material respects on and as of the date of each Loan and the date of issuance of each Letter of Credit, with the same force and effect as if made on such date, except to the extent that any such representation or warranty relates to a specified date, in which case such representation or warranty shall be true and correct in all material respects as of such date.

(c)                                  No Default; Collateral Coverage; Related Officer’s Certificate.  No Default or Event of Default shall have occurred and be continuing on the Effective Date or on the date of any Loan or the date of issuance of any Letter of Credit or will exist after giving effect to any Loan or the issuance of any Letter of Credit.  Without limiting the foregoing, each of the Collateralization Requirements shall have be satisfied, and the Current Appraised Value of the Eligible Collateral shall not be less than the Collateral Coverage Threshold, in each case at the time of, and after giving effect to, each Loan and the issuance of each Letter of Credit.  The Borrower shall have delivered to the Agent, together with the request for such Loan or the issuance of such Letter of Credit, as applicable,an Officer’s Certificate, certifying that each of the conditions set forth in this Section 3.2(c) is satisfied on such date.

(d)                                 Absence of Litigation and Other Proceedings.  There shall be no actions, suits or proceedings or investigations pending or threatened with respect to Holdings or any of its Subsidiaries or any of their respective properties that have had, or could reasonably be expected to have, a Material Adverse Effect or affect the legality, validity, binding effect or enforceability of any Loan Document.

(e)                                  Consents.  All governmental and third party consents and approvals necessary in connection with the financing contemplated hereby shall have been obtained, in form and substance reasonably satisfactory to the Agent, and be in full force and effect.

(f)                                    Fees and Expenses.  The Agent shall have received for itself and for the account of the other Secured Creditors all fees and other amounts due and payable by the Borrower on or prior to the applicable Loan Date or the date of issuance of such Letter of Credit, including the reasonable fees and expenses of counsel to the Agent payable pursuant to Section 10.2 to the extent requested to be paid.

(g)                                 Compliance. The Borrower and each Guarantor shall have performed and complied in all material respects with all agreements, terms and conditions contained in this Agreement and the other Loan Documents required to be performed or complied with by the Borrower or such Guarantor, as applicable, prior to or simultaneously with the Effective Date.

(h)           Other Matters. All corporate and legal proceedings relating to the Borrower and its Subsidiaries, and all instruments and agreements in connection with the transactions contemplated by this Agreement, shall be satisfactory in scope, form and substance to the Agent, the Lenders and their respective counsel and the Agent’s counsel, and the Agent shall have received all information and copies of all documents, including records of corporate proceedings, as any Lender or such counsel may reasonably have requested in connection therewith, such documents where appropriate to be certified by proper corporate or governmental authorities.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

To induce the Agent and the Lenders to enter into this Agreement and to make Loans and to induce the Letter of Credit Issuer to issue Letters of Credit the Borrower and each Guarantor hereby jointly and severally represent and warrant as follows:

Section 4.1  Financial Condition.  The audited consolidated balance sheets of Holdings and its Subsidiaries as at December 31, 2007, and the related consolidated statements of operations, of common stockholders’ deficit and of cash flows for the fiscal year ended on such date, reported on by Ernst & Young LLP present fairly in all material respects the consolidated financial condition of such entities as at such date, and the consolidated results of their operations and their consolidated cash flows for the respective fiscal years then ended. The unaudited condensed consolidated balance sheets of Holdings and its Subsidiaries as at June 30, 2008, and the related unaudited condensed consolidated statements of income and cash flows for the six-month period ended on such date, present fairly in all material respects the consolidated financial condition of such entities as at such date and the consolidated results of their operations and their consolidated cash flows for the six-month period then ended (subject to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto (in the case of such annual statements), have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as disclosed therein).

Section 4.2  No Change.  Since June 30, 2008, no event or circumstance has arisen that constitutes a Material Adverse Effect.

Section 4.3  Corporate Existence; Compliance.  The Borrower and each of the Guarantors  (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged and presently proposes to engage in, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where it is required to be so qualified and where the failure to be so qualified would have a Material Adverse Effect, and (d) is in compliance with all Requirements of Law (including, without limitation, Environmental Laws) and Contractual Obligations except to the extent that the failure to comply therewith would not, in the aggregate, have a Material Adverse Effect.

Section 4.4  Corporate Power; Authorization; Enforceable Obligations.  The Borrower and each of the Guarantors has the corporate power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder.  The Borrower and each of the Guarantors has taken all necessary corporate action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement.  No material consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person, is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the other Loan Documents, except consents, authorizations, filings and notices described in Schedule 4.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect and any such other consent, authorization, filing, notice or other act required to be made or obtained after the Effective Date in the ordinary course of business or in order to perfect the Liens granted under the Security Documents.  Each Loan Document to which the Borrower or any of the Guarantors is a party has been duly executed and delivered on behalf of the Borrower and each such Guarantor, as applicable. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each of the Borrower and any Guarantor that is party thereto, enforceable against each such Person in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

Section 4.5  No Legal Bar.  The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings and other extensions of credit hereunder and the use of the proceeds thereof will not violate in any material respect any material Requirement of Law or any material Contractual Obligation of Holdings or any of its Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any such Requirement of Law or Contractual Obligation.

Section 4.6  Litigation; Properties.

(a)           There are no actions, suits or proceedings or investigations pending or threatened with respect to Holdings or any of its Subsidiaries or any of their respective properties that have had, or could reasonably be expected to have, a Material Adverse Effect or affect the legality, validity, binding effect or enforceability of any Loan Document.

(b)           Except with respect to any matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, (i) the Borrower and each Guarantor is currently in compliance with all, and has not violated any, Environmental Laws and/or requirements of any Airport Authority with respect to environmental matters and maintains and complies with all, and has not violated any, Environmental Permits and (ii) none of the Borrower or the Guarantors has (x) become subject to any Environmental Liability, or (y) received written or, to the knowledge of the Borrower or the Guarantors, verbal notice of any pending or, to the knowledge of the Borrower or the Guarantors, threatened claim with respect to any Environmental Liability, and there is no reasonable basis for any Environmental Liability.

(c)           The Borrower and the Guarantors have good title to the Collateral and (except as would not reasonably be expected to have a Material Adverse Effect) to each of the properties and assets reflected on the financial statements referred to in Section 4.1 hereof; in each case subject to Permitted Liens.

(d)           Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) each of the Borrower and the Guarantors owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other intellectual property material and necessary to its business and (ii) the use thereof by such Borrower or Guarantor, to the Borrower’s or such Guarantor’s knowledge, does not infringe upon the rights of any other Person in such rights or property.

(e)           As of the Effective Date, neither the Borrower nor any Guarantor has received any written notice of a pending or contemplated condemnation proceeding affecting any Japanese Real Property Asset.

Section 4.7  Federal Regulation.  Not more than 25% of the value of the assets of the Borrower, or of Holdings and its Subsidiaries on a consolidated basis, constitutes “margin stock” within the meaning of such term under Regulation U.  Neither the making of any Loan nor the use of the proceeds of any thereof will violate or be inconsistent with the provisions of Regulation T, U or X of the Board.

Section 4.8  ERISA

(a)           As of each Loan Date: (i) each Pension Plan has been operated and administered in compliance with all applicable requirements of ERISA and, if intended to qualify under Section 401(a) or 403(a) of the Code, in compliance with all applicable requirements of such provision except where the failure to so comply would not result in, taking all instances in the aggregate, liability in excess of $2,000,000; (ii) full payment has been made by each of Holdings and its Subsidiaries or any of its ERISA Affiliates of all amounts which such Persons are required under the terms of each Pension Plan and Multiemployer Plan to have paid as contributions to such Pension Plan and Multiemployer Plan except where the failure to so comply, taking all instances in the aggregate, would not result in liability in excess of $2,000,000; (iii) none of the Pension Plans had an accumulated funding deficiency as (defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent plan year of such Pension Plan; (iv) no Termination Event has occurred or, to the best knowledge of Holdings or any of its Subsidiaries, is expected by such Person to occur with respect to any Pension Plan or Multiemployer Plan such that any such Person or any of its ERISA Affiliates would incur, taking all instances in the aggregate, liabilities in excess of $10,000,000 (such liability to include, without limitation, any liability to the PBGC or to any other party under Section 4062, 4063 and 4064 of ERISA or to any Multiemployer Plan determined under Section 4201 et seq. of ERISA) resulting from or associated with all such Termination Events.

(b)           Neither Holdings nor any of its Subsidiaries nor any of their ERISA Affiliates has engaged in any transaction in connection with which any such entity has been or could be subjected to either a tax imposed by Section 4975 of the Code or the corresponding civil penalty assessed pursuant to Sections 502(i) and 502(l) of ERISA, which penalties and taxes for all such transactions are in an aggregate amount in excess of $2,500,000.  Using actuarial assumptions and computation methods consistent with Part 1 of subtitle E of Title IV of ERISA, the aggregate liabilities of Holdings and its

Subsidiaries, the Borrower and its Subsidiaries and their ERISA Affiliates to all Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Multiemployer Plan ended prior to the Loan Date would not have a material adverse effect upon the results of operation or financial condition of Holdings or any of its Subsidiaries. Neither Holdings nor any of its Subsidiaries maintains or contributes to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) which provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA or any employee pension benefit plan (as defined in Section 3(2) of ERISA) the obligations with respect to which would have a material adverse effect on the ability of any such Person to perform its obligations under this Agreement.

Section 4.9  Investment Company Act.  Neither the Borrower nor any Guarantor is an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

Section 4.10  Subsidiaries.  As of the Effective Date, Schedule 4.10 correctly sets forth the percentage ownership (direct and indirect) of the Borrower and each of the Guarantors in each of their respective Subsidiaries.

Section 4.11  Use of Proceeds.  The proceeds of the Loans, and each Letter of Credit, shall be used for the Borrower’s general business purposes in a manner not in conflict with any of the Borrower’s covenants in this Agreement.

Section 4.12  True and Complete Disclosure.  All factual information (taken as a whole) furnished by or on behalf of the Borrower or any Guarantor in writing to the Agent or any Lender for purposes of or in connection with this Agreement, the other Loan Documents or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of any such Persons in writing to any Agent or any Lender will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided.

Section 4.13  Air Carrier.  The Borrower is a Certificated Air Carrier.  The Borrower possesses all necessary certificates, franchises, licenses, permits, rights, designations, authorizations, exemptions, concessions, frequencies and consents which relate to the operation of the Routes flown by it and the conduct of its business and operations as currently conducted except where failure to so possess would not, in the aggregate, have a Material Adverse Effect.

Section 4.14  Slot Utilization.  Except for matters which would not reasonably be expected to have a Material Adverse Effect, the Borrower and the Guarantors, as applicable, are utilizing, or causing to be utilized, their FAA Slots and Foreign Slots in a manner consistent with applicable rules, regulations, laws and contracts in order to preserve both their respective right to hold and operate such FAA Slots and Foreign Slots, taking into account any waivers or other relief granted by the FAA, other applicable U.S. Governmental Authority, Airport Authority or Foreign Aviation Authorities. Except as would not reasonably be expected to have a Material

Adverse Effect, neither the Borrower nor any Guarantor has received any written notice from the FAA, other applicable U.S. Governmental Authority, Airport Authority or Foreign Aviation Authorities, or is aware of any other event or circumstance, that would be reasonably likely to impair its right to hold and operate any of its FAA Slots or Foreign Slots.

Section 4.15  Route Utilization.  The Borrower and the Guarantors, as applicable, hold the requisite authority to operate each of their respective Routes pursuant to Title 49, applicable foreign law, and the applicable rules and regulations of the FAA, the DOT and any applicable Foreign Aviation Authorities, and have, at all times after being awarded each such Route, complied with all of the terms, conditions and limitations of each such certificate or order issued by the DOT and the applicable Foreign Aviation Authorities regarding such Route and with all applicable provisions of Title 49, applicable foreign law, and the applicable rules and regulations of the FAA, the DOT and any Foreign Aviation Authorities regarding such Route, except to the extent that such non-compliance could not reasonably be expected to have a Material Adverse Effect. There exists no failure of the Borrower or any applicable Guarantor to comply with such terms, conditions or limitations that gives the FAA, the DOT or any applicable Foreign Aviation Authorities the right to terminate, cancel, suspend, withdraw or modify in any materially adverse respect the rights of the Borrower or the Guarantors, as applicable, in any such Route, except to the extent that such failure could not reasonably be expected to have a Material Adverse Effect.

Section 4.16  Security Documents.

(a)           Each of the Security Documents is in full force and effect, is effective to secure the Obligations under this Agreement, and is enforceable in accordance with its terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(b)           Except as expressly stated therein, each security interest or other Lien that is purported to be granted under any of the Security Documents constitutes a perfected first priority security interest or other Lien, as applicable, in favor of the Agent for the benefit of the Secured Creditors in the Collateral subject thereto (to the extent such perfection and priority can be obtained under the Uniform Commercial Code or any other applicable statute, or by filing any requisite filings with the FAA or registration with the International Registry, and provided, with respect to Equipment that is subject to a title registration statute, that neither notation of the Agent on a title certificate issued under such statute nor delivery of such a title certificate to the Agent shall be required hereunder except to the extent that the Borrower asserts that such Equipment constitutes “Eligible Collateral” hereunder) and such security interests (i) are continuing, valid and enforceable, and (ii) are not subject to any defense, counterclaim or setoff.

Section 4.17  Pledged Accounts.  Each and every deposit account, sweep account linked thereto and other securities account owned or held by the Borrower or any of the Guarantors, except Escrow Accounts, Petty Cash Accounts, Payroll Accounts and accounts outside the United States, is listed on Schedule 1.1-B, Schedule 1.1-C, Schedule 1.1-D or Schedule 1.1-E hereto.

ARTICLE V

AFFIRMATIVE COVENANTS

From the date hereof and until such time as no Commitment or obligation to issue Letters of Credit hereunder is in effect, the Notes and all of the other Obligations have been paid in full and no Letters of Credit remain outstanding, unless the Required Lenders shall otherwise consent in writing, the Borrower and each Guarantor shall, and shall cause each of their Subsidiaries to:

Section 5.1  Financial Statements.  Furnish to the Agent and each of the Lenders:

(a)           as soon as available, but in any event within 90 days after the end of each fiscal year of Holdings, a copy of the SEC Form 10-K filed by Holdings with the SEC for such fiscal year, or, if no such Form 10-K was so filed by Holdings for such fiscal year, the audited consolidated balance sheet of Holdings and its Subsidiaries as at the end of such fiscal year and the related audited consolidated statements of operations, of common stockholders’ equity and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported by Ernst & Young or other independent certified public accountants of nationally recognized standing, which report shall be without a “going concern” or like qualification or exception, or, in respect of any fiscal year, without qualification arising out of the scope of the audit; and

(b)           as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of Holdings, a copy of the SEC Form 10-Q filed by Holdings with the SEC for such quarterly period, or, if no such Form 10-Q was so filed by Holdings with respect to any such quarterly period, the unaudited consolidated balance sheet of Holdings and its Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of operations for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer of Holdings, as the case may be, as being fairly stated in all material respects (subject to normal year-end audit adjustments).

All such financial statements shall be prepared in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).  Information required to be delivered pursuant to this Section 5.1 (to the extent not made available as set forth above) shall be deemed to have been delivered to the Agent or a Lender on the date on which the Borrower provides written notice to the Agent or such Lender, as applicable, that such information has been posted on the Borrower’s website on the Internet at http://www.nwa.com (to the extent such information has been posted or is available as described in such notice).

Section 5.2  Certificates; Other Information.  Furnish to the Agent (and the Agent shall, subject to the final sentence of this Section 5.2, promptly following receipt thereof furnish to the Lenders):

(a)           concurrently with the delivery of the financial statements referred to in Section 5.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

(b)           concurrently with the delivery of any financial statements pursuant to Section 5.1, (i) a certificate of a Responsible Officer of each of Holdings and the Borrower stating that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) a Compliance Certificate as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be;

(c)           not more than 90 days following the commencement of each fiscal year of the Borrower, a budget of the Borrower and its Subsidiaries in reasonable detail for each fiscal month of such fiscal year as is customarily prepared by management for its internal use setting forth, with appropriate discussion, the principal assumptions upon which such budget is based;

(d)           within five days after the same are sent, copies of all financial statements and reports that Holdings sends to the holders of any class of its debt securities or public equity securities and, within five days after the same are filed, copies of all financial statements and reports that Holdings may make to, or file with, the SEC;

(e)           promptly after any senior financial or legal officer of the Borrower or any Guarantor obtains knowledge of the occurrence of an “Event of Default” as defined in the Citicorp Credit Agreement, or, following the Initial Delta Merger Date, an “Event of Default” as defined in the Delta-JPMCB Agreement or the Delta-GSCP Agreement, notice thereof and a statement of such Responsible Officer setting forth the details thereof and any action taken or proposed to be taken in respect thereof;

(f)            promptly after a Responsible Officer obtains knowledge of the receipt of any environmental audits or reports (whether prepared by personnel of the Borrower or any Affiliate thereof or by independent consultants) that relate to (i) any Japanese Real Property Assets or (ii) any Environmental Liability that relates to Japanese Real Property Assets or could reasonably be expected to have a Material Adverse Effect, notification thereof, together with copies thereof and a statement of a Responsible Officer of the Borrower setting forth the details thereof and any action taken or proposed to be taken in respect thereof;

(g)           (I) not more than 25 days after the end of each calendar month, a Collateral Report as of the end of such calendar month; (II) on the one-year anniversary hereof and on the one-year anniversary of any Appraisal Report delivered to the Agent after the Effective Date with respect to any Eligible Collateral except Japanese Real Property Assets, one or more Appraisal Reports, (III) if an Event of Default has occurred and is continuing, at the request of the Agent and from time to time, one or more

Appraisal Reports in respect of any Appraised Collateral, and (IV) promptly upon the occurrence of any Event of Loss or other Collateral Event as a result of which the Current Appraised Value of the Eligible Collateral is less than the Collateral Coverage Threshold, a revised Collateral Report reflecting the corresponding change in the Current Appraised Value of the Eligible Collateral;

(h)           on the first Business Day of each calendar week, a Cash Liquidity Report as of the last Business Day of the immediately preceding calendar week;

(i)            promptly after a Responsible Officer obtains knowledge thereof, notice of any Collateral Event;

(j)            promptly, such information as to the FAA Slots and the Gate Interests as the Agent may from time to time reasonably request; and

(k)           promptly, such additional financial and other information as the Agent may from time to time reasonably request.

Information required to be delivered pursuant to this Section 5.2 (to the extent not made available as set forth above) shall be deemed to have been delivered to the Agent on the date on which the Borrower provides written notice to the Agent that such information has been posted on the Borrower’s website on the Internet at http://www.nwa.com (to the extent such information has been posted or is available as described in such notice).

If any notice or other communication delivered pursuant to this Section 5.2, or otherwise pursuant to this Agreement, contains any material non-public information, the Borrower, or Affiliate thereof, if applicable, shall, at the time of such delivery, notify the Agent that such communication or notice contains material non-public information.  If a Lender has notified the Agent that it does not want to receive material non-public information, the Agent will not forward to such Lender any notice or communication which is identified by the Borrower as including such information until such Lender notifies the Agent otherwise.

Section 5.3  Payment of Taxes.  Pay, discharge or otherwise satisfy, all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which material penalties attach thereto, and all material lawful claims which, if unpaid, might become a Lien or charge upon any properties of the Borrower, any Guarantor or any of their Subsidiaries, provided that neither the Borrower nor any Guarantor nor any of their Subsidiaries shall required to pay any such tax, assessment, charge, levy or claim (i) which is being contested in good faith and by proper proceedings if it has maintained adequate reserves (in the good faith judgment of management) with respect thereto in accordance with GAAP or (ii) the nonpayment of which would not have a Material Adverse Effect.

Section 5.4  Maintenance of Existence; Compliance.

(a)                                  Except as permitted by Section 6.4, do all things necessary to preserve and keep in full force and effect its existence and material rights, authority and franchises, unless the failure to keep in full force and effect any such right, authority or franchise would not have a Material Adverse Effect.

(b)                                 Comply with all applicable laws, rules, regulations and orders of any Airport Authority (with respect to environmental matters) or Governmental Authority applicable to it or its property (including Environmental Laws), and all Contractual Obligations, except where such noncompliance, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(c)                                  To the extent the following are required by Environmental Laws, any Governmental Authority or any requirements of an Airport Authority relating to environmental matters, conduct any and all investigations, studies, sampling and testing and take any and all necessary remedial action in connection with the presence, storage, use, disposal, transportation or Release of any Hazardous Materials for which the Borrower or the Guarantors or their respective Subsidiaries is, or would reasonably be expected to be, liable (except, in each case, to the extent, and only to the extent, that (i) the Borrower’s or the Guarantors’ or their respective Subsidiaries’ liability for or any requirement of an Airport Authority with respect to any such presence, storage, use, disposal, transportation or Release of any Hazardous Materials is being contested in good faith and by appropriate proceedings diligently conducted by such Persons, (ii) such remedial action is taken by other Persons responsible for such remedial action through an indemnification of the Borrower or the Guarantors or any Subsidiary thereof or (iii) such non-compliance would not in any case or in the aggregate have a Material Adverse Effect).  In the event that the Borrower or the Guarantors or any of their respective Subsidiaries undertakes any such investigation, study, sampling, testing or remedial action with respect to any Hazardous Materials, the Borrower and the Guarantors will cause such action to be completed in compliance in all material respects with all applicable Environmental Laws and all applicable requirements of Airport Authorities relating to environmental matters.

Section 5.5  Maintenance of Property; Insurance.

(a)                                  Keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and from time to time make in such properties and equipment all needed and proper repairs, renewals, replacements, extensions, additions, betterments and improvements thereto, to the extent and in the manner customary for companies in similar businesses, except where the failure to keep such properties and equipment in good repair, working order and condition or to make such repairs, renewals, replacements, extensions, additions, betterments or improvements would not have a Material Adverse Effect.

(b)                                 In addition to the requirements of subsection (c) below and any requirements set forth in the Security Documents, (i) keep its properties (other than the Mortgaged Aircraft Collateral, as to which only the provisions of the Aircraft Mortgages shall apply) insured at all times, against such risks, including fire and other risks insured against by extended coverage, and on such term and conditions, as is prudent and customary with U.S. based companies of the same or similar size in the same or similar businesses provided that the Agent and the Lenders agree and acknowledge that the insurance coverages provided as of the Closing Date satisfy such criteria as of the Closing Date; (ii) maintain in full force and effect public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by the Borrower or any Guarantor, as the case may be, in such amounts and with such deductibles as are customary with companies of the same or similar size in the same or similar businesses and in the same geographic area provided that the Agent and the Lenders agree and acknowledge that the insurance coverages provided as of the Closing Date satisfy such criteria as of the Closing Date; and (iii) maintain such other insurance or self insurance as may be required by law.

(c)                                  Maintain business interruption insurance in amounts that are reasonably satisfactory to the Agent and as is customary in the United States domestic airline industry for major United States air carriers having both substantial domestic and international operations.

(d)                                 All such insurance referred to in subsection (b) above with respect to the Collateral (other than the Mortgaged Aircraft Collateral, as to which only the provisions of the Aircraft Mortgages shall apply) shall (i) contain a lender’s loss payable or mortgagee endorsement, as applicable, in favor of the Agent, on behalf of the Secured Creditors, in all loss or damage insurance policies, (ii) name the Agent, for the benefit of the Secured Creditors, as additional insured for liability insurance policies, (iii) provide that no cancellation or material change thereof shall be effective until at least thirty (30) days after written notice thereof to the Agent and permit the Agent to cure any default with respect to applicable outstanding premiums, (iv) provide that once the Agent has given notice of the occurrence of an Event of Default, no loss in excess of $5,000,000 shall be adjusted or otherwise settled without the prior written consent of the Agent, and (v) state that none of the Agent, any of the Lenders, nor any other Secured Creditor shall be responsible for premiums, commissions, club calls, assessments or advances.

(e)                                  Promptly deliver to the Agent copies of any material notices received from its insurers with respect to insurance programs required by the Terrorism Risk Insurance Act of 2002 (as extended by the Terrorism Risk Insurance Program Reauthorization Act of 2007) and procure and maintain in force the insurance that is offered in such programs to the same extent maintained by companies of the same or similar size in the same or similar businesses.

(f)                                    No less frequently than annually, but in any event prior to expiration of any insurance policy maintained in connection herewith or in connection with any Security Document, furnish to the Agent certificates of insurance with respect to insurance maintained by the Borrower or any Guarantor, as the case may be, which certificates evidence compliance by the Borrower and the Guarantors with the insurance requirements set forth herein and in any of the Security Documents and contain signatures of duly authorized representatives of Aon, Marsh & McLennan or another insurance broker as may be reasonably acceptable to the Agent, at all times prior to policy termination, cessation or cancellation.

(g)                                 Make available at the Borrower’s headquarters, upon the reasonable request of the Agent and upon reasonable prior notice, all insurance policies maintained by the Borrower and the Guarantors for the review of the Agent and any agents or representatives thereof.

Section 5.6  Inspection of Property; Books and Records; Discussions; Appraisal and Audits.

(a)                                  Maintain or cause to be maintained at all times true and complete books and records in all material respects in a manner consistent with GAAP in all material respects of the financial operations of the Borrower and the Guarantors and provide the Agent and its representatives and advisors reasonable access to all such books and records (subject to requirements under any confidentiality agreements, if applicable), as well as any appraisals of the Collateral, during regular business hours, in order that the Agent may upon reasonable prior notice and with reasonable frequency, but in any event, so long as no Event of Default has occurred and is continuing, no more than one time per year, examine and make abstracts from such books, accounts, records, appraisals and other papers, and permit the Agent and its representatives and advisors to confer with the officers of the Borrower and the Guarantors and representatives (provided that the Borrower shall be given the right to participate in such discussions with such representatives) of the Borrower and the Guarantors, all for the purpose of verifying the accuracy of the various reports delivered by the Borrower or the Guarantors to the Agent or the Lenders pursuant to this Agreement or for otherwise ascertaining compliance with this Agreement; and at any reasonable time and from time to time during regular business hours, upon reasonable notice to the Borrower, permit the Agent and any agents or representatives (including, without limitation, appraisers) thereof to visit the properties of the Borrower and the Guarantors and to conduct examinations of and to monitor the Collateral, in each case at the expense of the Borrower (provided, that the Borrower shall only be required to pay reasonable out-of-pocket expenses and shall not be required to pay the expenses of more than one such visit a year unless an Event of Default has occurred and is continuing).

(b)                                 Grant access to and the right to inspect all final reports, final audits (and draft reports and audits where no final reports or audits are available) and other similar internal information of the Borrower or any Guarantor relating to the Japanese Real Property Assets with respect to environmental matters upon reasonable notice, and obtain any third party verification of matters relating to the Release or alleged Release of Hazardous Materials at the Japanese Real Property Assets and compliance with Environmental Laws and requirements of Airport Authorities with respect to environmental matters reasonably requested by the Agent at any time and from time to time.

(c)                                  Cooperate with the Field Auditor such that the Agent shall receive one or more Field Audits establishing the value of the Appraised Collateral or other Collateral, as the case may be, (i) on the date upon which any additional property or assets may be pledged as Collateral to the Agent to secure Obligations, but only with respect to such additional Collateral, (ii) promptly at the request of the Agent (which, so long as no Event of Default has occurred and is continuing, shall occur no more than once per year) and (iii) upon a change in any Requirements of Law applicable to any material assets that constitute Collateral, which change could reasonably be expected to result in the Current Appraised Value of the Eligible Collateral falling below the Collateral Coverage Threshold. In addition to the foregoing requirements, if at any time the Agent reasonably believes that a Collateral Event has occurred, it may request the delivery of an updated Appraisal Report or Collateral Report, as applicable, with respect to the affected Collateral, and the Borrower and the Guarantors shall cooperate with the Appraiser or Field Auditor, as applicable, to ensure that the Agent receives the same. The Borrower may from time to time cause to be delivered subsequent Appraisal Reports if it believes that the affected item of Appraised Collateral has a higher Current Appraised Value than that reflected in the most recent Appraisal Report delivered.

Section 5.7  Notices.  Promptly give notice to the Agent and each Lender of:

(a)                                  (i) the occurrence of any Default or Event of Default and (ii) any litigation or governmental proceeding pending against or affecting the Borrower or any Guarantor or any of their Subsidiaries or any of its or their respective properties which is likely to have a Material Adverse Effect; and

(b)                                 the following events, as soon as possible and in any event within 15 days after the Borrower or any Guarantor knows or has reason to know thereof, if such events, individually or in the aggregate have had or would have a Material Adverse Effect: (i) the occurrence of any Termination Event with respect to any Pension Plan, a failure to make any required contribution to a Pension Plan, the creation of any Lien in favor of the PBGC or a Pension Plan or any withdrawal from, or the termination, reorganization or insolvency of, any Multiemployer Plan or Pension Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, reorganization or insolvency of, any Pension Plan.

Each notice pursuant to this Section 5.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower and, if applicable, any Affiliate thereof, proposes to take with respect thereto.

Section 5.8  Performance of Obligations.  Perform all of its obligations under the terms of each mortgage, indenture, security agreement and other debt instrument by which it is bound, except where the failure to perform would not have a Material Adverse Effect.

Section 5.9  End of Fiscal Years; Fiscal Quarters.  For financial reporting purposes, end Holdings’ and each of its Subsidiaries’ (i) fiscal years on December 31 of each year and (ii) fiscal quarters on March 31, June 30, September 30 and December 31 of each year.

Section 5.10  Air Carrier Status; Maintenance.  Ensure that at all times (i) Borrower is all times a Certificated Air Carrier and (ii) the Borrower and, if applicable, any Guarantor, possesses and maintains all necessary certificates, exemptions, franchises, licenses, permits, designations, rights, concessions, Gate Interests, authorizations, frequencies and consents that are material to the operation of the FAA Slots, the Routes and the Foreign Slots utilized by it and the conduct of its business and operations as currently conducted except, in any case described in this clause (ii), where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect.

Section 5.11  ERISA.

(a)                                  As soon as practicable and in any event within fifteen days after the Borrower or any Guarantor or any of their ERISA Affiliates knows or has reason to know of the occurrence of any (i) Termination Event in connection with any Pension Plan, (ii) non-exempt “prohibited transaction” as described in Section 406 of ERISA or Section 4975 of the Code, (iii) accumulated funding deficiency or application to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code, (iv) institution pursuant to Section 515 of ERISA to collect a delinquent contribution, or (v) material liability by the Borrower or any Guarantor or any of their Subsidiaries pursuant to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) that provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or any employee pension benefit plan (as defined in Section 3(2) of ERISA) in addition to the liability for benefits existing on the Effective Date pursuant to any such welfare or pension plan or plans in connection with any Pension Plan or Multiemployer Plan or any trust created thereunder, if as a result of such event or transaction, considered together with other such events and transactions occurring within the prior two years, the Borrower, the Guarantors and their ERISA Affiliates incur or could reasonably expect to incur liabilities from all such events and transactions in excess of $5,000,000, the Borrower or such Guarantor, as applicable, shall deliver to each of the Lenders a certificate, signed by an Authorized Officer of the Borrower or such Guarantor, specifying the nature thereof, what action the Borrower or such Guarantor or such ERISA Affiliate has taken, is taking or proposes to take with respect thereto, and any action taken or threatened by the Internal Revenue Service, Department of Labor, PBGC, Pension Plan or Multiemployer Plan, as applicable, to be taken with respect thereto (together with copies of all relevant notices or other communications received from such entity).  For the purposes of this Section 5.11, the Borrower or a Guarantor shall be deemed to have knowledge of all facts known by the plan “administrator” (as defined in Section 3(16)(A) of ERISA) of any Pension Plan of which such the Borrower or such Guarantor, as applicable, or any of such Person’s ERISA Affiliates is the “plan sponsor” (as defined in Section 3(16)(B) of ERISA).

(b)                                 To the extent reasonably requested by any Lender, as soon as practicable and in any event within 30 days after the filing of a Form 5500 series annual report by the Borrower, any Guarantor or any of their ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan, the Borrower or such Guarantor, as applicable, shall furnish to such Lender a copy of such Form 5500 series annual report and the Schedule B (Actuarial Information) thereto (and shall make available for inspection by such Lender at reasonable times copies of the full annual report with respect to each Pension Plan).

Section 5.12  Slot Utilization.  Utilize the FAA Slots and Foreign Slots in a manner consistent in all material respects with applicable regulations, rules, laws and contracts in order to preserve its right to hold and operate the FAA Slots and Foreign Slots, taking into account any waivers or other relief granted to the Borrower by the FAA, any other applicable Governmental Authority or any Airport Authority or Foreign Aviation Authorities, except, in each case, as would not reasonably be expected to have a Material Adverse Effect.

Section 5.13  Route Utilization.  Utilize the Routes in a manner consistent in all material respects with applicable regulations, rules, treaties, foreign law and contracts in order to preserve its right to hold and operate the Routes and maintain access to the Supporting Route Facilities sufficient to ensure its ability to retain its rights in and to the Routes, taking into account any waivers or other relief granted to the Borrower by the FAA, any other applicable Governmental Authority, any Airport Authority or any applicable Foreign Aviation Authorities, except, in each case, as would not reasonably be expected to have a Material Adverse Effect.

Section 5.14  Spare Parts.  Segregate all Spare Parts from any other spare parts, and keep all Spare Parts owned by the Borrower, Compass and Mesaba in Spare Parts Locations under the applicable Aircraft Mortgage, except to the extent permitted in such Aircraft Mortgage.  The Spare Parts will be maintained by or on behalf of the Borrower or Compass or Mesaba, as applicable, as required by the applicable Aircraft Mortgage.

Section 5.15  Additional Collateral.  The Borrower may from time to time submit a request to the Agent for additional assets owned by the Borrower, any Guarantor or any of their Subsidiaries to be subjected to a Lien in favor the Agent for the benefit of the Secured Creditors to secure the Obligations, provided that such assets are of a similar type and nature and of the same general classification or asset class as Eligible Collateral subject to such Lien on the Effective Date and are otherwise acceptable to the Agent in its reasonable discretion.  Any such request shall be submitted in writing together with (i) a description of the relevant owner and such assets, (ii) any related Appraisal Reports and other information, and an Officer’s Certificate, demonstrating to the Agent’s reasonable satisfaction that the foregoing requirements of this Section 5.15 are satisfied, and (iii) such other information as the Agent may reasonably request.  If the Agent determines that the request meets the requirements of this Section 5.15, (a) the Borrower shall deliver to the Agent documentation sufficient to cause such assets to be subjected to Lien in favor of the Agent and take such other actions as may be required to demonstrate to the Agent’s reasonable satisfaction that such Lien constitutes a perfected first priority Lien (subject to Permitted Liens but no other Liens) securing the Obligations and (b) if such assets are owned by a Person other than the Borrower that is not already a Guarantor, the Borrower shall cause to be delivered to the Agent a joinder to this Agreement in the form of Exhibit F (whereupon such owner shall be deemed a “Guarantor” hereunder).

Section 5.16  Further Assurances.  Execute any and all further documents and instruments, and take all further actions, that may be required or advisable under applicable law, the Cape Town Convention or by the FAA, or that the Agent may reasonably request, in order to create, grant, establish, preserve, protect and perfect the validity, perfection and priority of the Liens and security interests created or intended to be created by the Security Documents, to the extent required under this Agreement or the Security Documents, including, without limitation, amending, amending and restating, supplementing, assigning or otherwise modifying, renewing or replacing (a) any Aircraft Mortgage or other agreements, instruments or documents relating thereto, in each case as may be reasonably requested by the Agent, in order to (i) create interests (including, but not limited to, International Interests, Assignments, Prospective International Interests, Prospective Assignments, Sales, Prospective Sales, Assignments of Associated Rights and Subordinations, in each case as defined in the Cape Town Convention) that may be registered and/or assigned under the Cape Town Convention, (ii) create, grant, establish, preserve, protect and perfect the Liens in favor of the Agent for the benefit of the Secured Creditors to the fullest extent possible under the Cape Town Convention, including, where necessary, the subordination of other rights or interests and (iii) realize the benefit of the remedial provisions that are contemplated by the Cape Town Convention and (b) the Japanese Insurance Pledge Agreement and any Japanese Mortgage, in order to create, grant, establish, preserve, protect and perfect the Liens in favor of the Secured Creditors, or the Agent for the benefit of the Secured Creditors, from time to time, including in connection with any sale, assignment, transfer or other Disposition hereunder of any portion of a Lender’s Commitments, Loans and/or Advances to another Person or any such sale, assignment, transfer or other Disposition that may be proposed from time to time.

ARTICLE VI

NEGATIVE COVENANTS

From the date hereof and until such time as no Commitment or obligation to issue Letters of Credit hereunder is in effect, the Notes and all of the other Obligations have been paid in full and no Letters of Credit remain outstanding, unless the Required Lenders shall otherwise consent in writing, the Borrower and each Guarantor shall not, and shall cause each of their Subsidiaries not to, directly or indirectly:

Section 6.1  Financial Condition Covenants.

(a)                                  Cash Liquidity.  Permit Cash Liquidity to be less than $1,250,000,000 at any time.

(b)                                 Consolidated EBITDAR to Consolidated Fixed Charges.  Permit the ratio of (A) Consolidated EBITDAR (excluding from the calculation thereof one-time fees, costs, and expenses incurred in connection with the transactions contemplated by the Merger Agreement (whether or not consummated), provided that the portion of such fees, costs and expenses payable in cash and excluded from the calculation of Consolidated EBITDAR shall not exceed $150,000,000 in the aggregate), to (B) Consolidated Fixed Charges for any period of four consecutive fiscal quarters ending with any fiscal quarter set forth below (or with respect to the fiscal quarters ending on June 30, 2009, September 30, 2009, and December 31, 2009, the period commencing on April 1, 2009, and ending on the last day of such fiscal quarter) to be less than the ratio set forth below opposite such fiscal quarter:

Fiscal Quarter(s) Ended	Consolidated EBITDAR to Consolidated Fixed Charges
6/30/09	1.00 to 1.00
9/30/09	1.10 to 1.00
12/31/09	1.20 to 1.00
3/31/10	1.30 to 1.00
6/30/10	1.40 to 1.00
9/30/10 and thereafter	1.50 to 1.00

For the avoidance of doubt, compliance with the above ratio will not be tested for the fiscal quarters ending December 31, 2008, and March 31, 2009.

(c)                                  Collateral Coverage.  Permit the Current Appraised Value of the Eligible Collateral to be less than the Collateral Coverage Threshold; provided that if (x) upon (1) delivery of an Appraisal Report, a Field Audit or a Collateral Report to the Agent in accordance herewith, (2) the establishment of reserves or other criteria by the Agent pursuant to clause (y) of the definition herein of “Current Appraised Value”, or (3) the occurrence of any Event of Loss or other Collateral Event, and (y) as a result thereof it is determined (solely with respect to determining compliance with this Section 6.1(c)) that the Current Appraised Value of the Eligible Collateral is less than the Collateral Coverage Threshold, neither a Default nor an Event of Default shall be deemed to have occurred under this Section 6.1(c) if, within two Business Days after the date (as applicable) of (i) the delivery of such Appraisal Report, Field Audit or Collateral Report, (ii) the establishment of such reserves or other criteria by the Agent or (iii) the occurrence of such Event of Loss or other Collateral Event, the Borrower (or the Agent, in the case of a deposit deemed to be in furtherance of a Collateral Coverage Shortfall Deposit pursuant to the terms of any of the Aircraft Mortgages) deposits in the Specified Investment Account Cash Equivalent Securities having a value (as determined by the Agent in its reasonable discretion) at least equal to the difference between the Collateral Coverage Threshold and the Current Appraised Value of the Eligible Collateral (any such deposit being referred to as a “Collateral Coverage Shortfall Deposit”); provided further that if the Borrower thereafter provides additional Collateral that is not a Collateral Coverage Shortfall Deposit and such additional Collateral becomes “Eligible Collateral” under clause (b) of the definition of that term and no Event of Default has occurred that is continuing, the Agent shall promptly thereafter transfer to the Borrower in Immediately Available Funds net proceeds of Cash Equivalent Securities then on deposit in the Specified Investment Account in an amount equal to the lesser of the Current Appraised Value of such additional Collateral and the amount of any Collateral Coverage Shortfall Deposits then on deposit in the Specified Investment Account so long as, after giving effect to such transfer, the Current Appraised Value of the Eligible Collateral would be equal to or greater than the Collateral Coverage Threshold.

Section 6.2  Indebtedness.  Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness secured by a Lien in excess in the aggregate for Holdings and its Subsidiaries of $750,000,000 at any time outstanding except:

(a)                                  Indebtedness of the Borrower or a Guarantor pursuant to any Loan Document;

(b)                                 intercompany Indebtedness among Holdings and its Subsidiaries;

(c)                                  Indebtedness outstanding on the Effective Date and listed on Schedule 6.2(c) and any refinancings, refundings, renewals or extensions thereof but only to the extent that such refinancing, refunding, renewal or extension does not increase the principal amount of such Indebtedness outstanding immediately prior to such refinancing, refinancings, renewal or extensions (except to the extent that such increase is permitted under the $750,000,000 limitation set forth above in this Section) and that the Lien securing such Indebtedness is not spread to cover any additional properties;

(d)                                 Indebtedness (including industrial revenue bonds) in respect of tax-exempt government sponsored financings relating to the acquisition, leasing or improvement of property in connection with its business and any refinancing, refunding, renewal or extension thereof but only to the extent that such refinancing, refunding, renewal or extension does not increase the principal amount of such Indebtedness outstanding immediately prior to such refinancing, refunding, renewal or extension (except to the extent such increase is permitted under the $750,000,000 limitation set forth above in this Section) and that the Lien securing any such Indebtedness shall only cover the property financed thereby;

(e)                                  Indebtedness of Holdings or any of its Subsidiaries incurred in connection with (i) the acquisition of aircraft (including Indebtedness secured by aircraft purchase agreements) so long as such Indebtedness is incurred not later than 18 months after the acquisition thereof and (ii) the acquisition of other assets so long as such Indebtedness is incurred not later than 120 days after the acquisition thereof and any refinancing, refunding, renewal or extension thereof but only to the extent that such refinancing, refunding, renewal or extension does not increase the principal amount of such Indebtedness outstanding immediately prior to such refinancing, refunding, renewal or extension (except to the extent such increase is permitted under the $750,000,000 limitation set forth above in this Section), and that the Lien securing any such Indebtedness shall only cover the property financed thereby;

(f)                                    Indebtedness in respect of margin requirements under fuel hedging contracts, provided that the Liens securing such Indebtedness shall be limited to such fuel hedging contracts;

(g)                                 existing Indebtedness to U.S. Bank;

(h)                                 from and after the Initial Delta Merger Date, guaranties of the Delta Obligations; provided, however, that the aggregate principal amount of the Delta Obligations guarantied pursuant to this Section 6.2(h) shall not exceed $2,500,000,000; and provided, further, that neither the Borrower nor any Guarantor may grant a Lien on any of the Collateral to secure the guaranty of the Delta Obligations permitted under this Section 6.2(h);

(i)                                     Citicorp Credit Agreement Obligations; and

(j)                                     Indebtedness incurred in connection with financing the Borrower’s aircraft which were either (i) previously leased by the Borrower and acquired by the Borrower during the Cases or (ii) released from pre-petition Liens during the Cases.

Section 6.3  Liens.  Create, incur, assume or suffer to exist any Lien upon or in respect of any Collateral or any proceeds or income in respect thereof, whether now owned or hereafter acquired, except for (Liens described below are herein referred to as “Permitted Liens”):

(a)                                  inchoate Liens for taxes not yet due or Liens for taxes being contested in good faith and by appropriate proceedings for which adequate reserves (in the good faith judgment of the management of the Borrower) have been established in accordance with GAAP;

(b)                                 Liens (other than any Lien imposed by ERISA) imposed by law which were incurred in the ordinary course of business and which have not arisen to secure Indebtedness for borrowed money, such as carriers’, warehousemen’s and mechanics’ Liens, statutory landlord’s Liens, and other similar Liens and governmental charges arising in the ordinary course of business, and which either (x) do not in the aggregate materially detract from the value of the Collateral, or materially impair the use thereof in the operation of the business of the Borrower or any of its Subsidiaries, and are not, individually or together, reasonably likely to have a Material Adverse Effect or (y) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or asset subject to such Lien;

(c)                                  Liens (where there has been no execution or levy and no pledge or delivery of property as security therefor) arising out of judgments or awards against the Borrower or any of its Subsidiaries with respect to which an appeal or proceeding for review is being prosecuted in good faith and which judgment or award shall be vacated, discharged, satisfied or stayed or bonded pending appeal within 60 days from the entry thereof;

(d)                                 Liens created pursuant to the Security Documents;

(e)                                  rights in respect of Mortgaged Aircraft Collateral under agreements or arrangements to the extent permitted by the terms of Sections 2.02(b) and 2.03(b) of each of the Aircraft Mortgages;

(f)                                    rights of the lessees under leases of Appraised FAA Slots, and rights of counterparties to trades with respect to Appraised FAA Slots, in each case that are not prohibited by the Slot and Gate Security Agreement;

(g)                                 (i) any Liens or other interests of any airport or Airport Authority on any Supporting Route Facilities arising out of the Borrower’s use of such Supporting Route Facilities and (ii) any Liens on any Supporting Route Facilities outside the United States imposed by any Governmental Authority outside the United States so long as, in each case, the Borrower is contesting the imposition of such Lien in good faith by appropriate proceedings to the extent that such a contest is permitted and the Borrower is disputing the imposition of such Lien;

(h)                                 from and after the Initial Delta Merger Date, Liens on the Dual-Control Pledged Accounts and Liens on assets other than the Collateral, in each case securing Indebtedness permitted under Section 6.2(h).

Section 6.4  Fundamental Changes.  Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that, so long as no Default or Event of Default exists, or would result therefrom, Holdings may consummate the Initial Delta Merger.

Section 6.5  Disposition of Collateral.

(a)                                  Convey, sell, lease, transfer or otherwise dispose of (whether voluntarily or involuntarily (it being understood that loss of property due to theft, destruction, confiscation, prohibition on use or similar event shall constitute a disposal for purposes of this covenant)), or remove or substitute, any Eligible Collateral or, except in the ordinary course of its business, other Collateral, or take any action that could materially diminish the fair market value of the Collateral taken as a whole, or agree to do any of the foregoing other than, in each case, as set forth in and in accordance with the Security Documents.

(b)                                 Directly or indirectly create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of the Borrower to create, incur, assume or suffer to exist any Lien on any Collateral.

Section 6.6  Restricted Payments.  Declare or pay any dividend (other than stock dividends on its capital stock with the same or a junior class of stock with respect to which such stock dividend is being paid) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of Holdings, the Borrower or any Subsidiary, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Holdings or any Subsidiary (collectively, “Restricted Payments”), except that any Subsidiary of Holdings may make Restricted Payments to the Borrower or any Subsidiary of Holdings.

Section 6.7  Transactions with Affiliates.  Enter into any transaction or series of related transactions with any Affiliate of the Borrower or any Guarantor or any of their respective Subsidiaries, other than on terms and conditions substantially as favorable to such Person or such Subsidiary thereof as would reasonably be obtained by such Person or such subsidiary at that time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that the foregoing restrictions shall not apply to (a) customary fees paid to members of the Board of Directors (in their capacity as such) of the Borrower and its Subsidiaries, (b) Restricted Payments permitted by Section 6.6, (c) Indebtedness permitted by Sections 6.2(b) and 6.2(i), (d) Investments permitted by  Sections 6.10(c), 6.10(d) and 6.10(g), and (e) from and after the Initial Delta Merger Date, transactions in connection with the integration of the operations of the Borrower with the operations of Delta.

Section 6.8  Lines of Business.  Make any material change in the lines of business in which it is engaged as of the Effective Date.

Section 6.9  ERISA.  Neither the Guarantor nor any of the Guarantors will, or will permit any of their respective Subsidiaries or ERISA Affiliates to:

(a)                                  engage in any transaction in connection with which Holdings or any of its ERISA Affiliates could be subject to either a tax imposed by Section 4975(a) of the Code or the corresponding civil penalty assessed pursuant to Section 502(i) of ERISA, which penalties and taxes for all such transactions could be in an aggregate amount in excess of $2,500,000;

(b)                                 permit to exist any accumulated funding deficiency, for which a waiver has not been obtained from the Internal Revenue Service, with respect to any Pension Plan in an aggregate amount greater than $5,000,000; or

(c)                                  permit to exist any failure to make contributions or any unfunded benefits liability which creates, or with the passage of time would create, a statutory lien or requirement to provide security under ERISA or the Code in favor of the PBGC or any Pension Plan, Multiemployer Plan or other entity in an aggregate amount in excess of $5,000,000.

Section 6.10  Investments.  Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:

(a)                                  non-cash consideration received in connection with sales and dispositions of assets;

(b)                                 investments in cash, Cash Equivalent Securities and other cash equivalents and short term investments;

(c)                                  Investments consisting of loans advanced by one or more of the Borrower and the Guarantors to any Person that owns, directly or indirectly, all of the issued and outstanding equity interest in Holdings in an aggregate outstanding principal amount not exceeding $250,000,000 at any time, provided that after giving effect to any such Investment, no Default or Event of Default shall have occurred and be continuing;

(d)                                 intercompany loans permitted by Section 6.2(b);

(e)                                  any Acquisition permitted by Section 6.11;

(f)                                    other Investments in an aggregate principal amount not exceeding $250,000,000 at any time, provided that after giving effect to any such Investment, no Default or Event of Default shall have occurred, and be continuing;

(g)                                 guaranties of the Delta Obligations under Section 6.2(h);

(h)                                 any other guaranties of Indebtedness permitted under Section 6.2; and

(i)                                     on or after the Initial Delta Merger Date, intercompany loans by the Borrower to Delta in an amount outstanding not to exceed at any time the amount of the Total Outstandings, so long as (x) no Event of Default has occurred and (y) the Agent has a valid and perfected first priority Lien in the Borrower’s right, title and interest in and to such loans and notes evidencing Delta’s obligations in respect of such loans.

Section 6.11  Acquisitions.  Make any Acquisition (excluding any Acquisition permitted as an Investment under Section 6.10(a), (b) or (f) unless, after giving effect to any such Acquisition, the sum of (x) Cash Liquidity minus the Undrawn Facility Amount and (y) the aggregate unused availability under committed credit facilities available to Holdings and its Subsidiaries (including the Undrawn Facility Amount hereunder) is at least $1,500,000,000 and no Default or Event of Default shall have occurred and be continuing, provided, however, that any Acquisition of Flight Equipment from any other Person (other than a manufacturer) in a single transaction or series of related transactions may be made even if after giving effect to any such Acquisition, the sum of (x) Cash Liquidity minus the Undrawn Facility Amount and (y) the aggregate unused availability under committed credit facilities available to Holdings and its Subsidiaries (including the Undrawn Facility Amount hereunder) is less than $1,500,000,000, as long as (i) no Event of Default shall have occurred and be continuing immediately prior or after giving affect to such Acquisition, (ii) the cash consideration for such Acquisition does not exceed $250,000,000 and (iii) if the cash consideration for such Acquisition exceeds $100,000,000, such excess is financed by a Person that is not an Affiliate of the Borrower or any Guarantor within 180 days of such Acquisition.

Section 6.12  Restrictions on Accounts; Foreign Accounts.

(a)                                  Open, acquire or own any deposit account, sweep account linked thereto or other securities account (other than any Escrow Account, Petty Cash Account, Payroll Account or account located outside the United States) that was not owned by the Borrower or such Guarantor, as applicable, on the Effective Date.

(b)                                 Permit the aggregate value of cash and other assets held in any deposit account, sweep account linked thereto or other securities account (other than any Petty Cash Accounts or Payroll Accounts) outside of the United States by the Borrower, the Guarantors and their Subsidiaries at any time (as converted to U.S. Dollars, if applicable, at currency exchange rates prevailing at such time) to be more than $100,000,000 at any time.

Section 6.13  Aircraft Fuel Supply.  Permit the supply of Aircraft Fuel owned by the Borrower to be less than an amount sufficient to operate the airline business or businesses of the Borrower and its Subsidiaries in the ordinary course for at least seven days.

ARTICLE VII

DEFAULTS

Section 7.1  Events of Default.  If any of the following events shall occur and be continuing:

(a)           the Borrower shall fail to pay any principal of any Loan when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan, or any other amount payable hereunder or under any other Loan Document, within five Business Days after any such interest or other amount becomes due in accordance with the terms hereof, provided that the Agent shall have informed the Borrower of the amount owing; or

(b)           any representation or warranty made or deemed made the Borrower or any Guarantor herein or in any other Loan Document or that is contained in any certificate furnished by any such Person at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made, and such default shall continue unremedied for a period of 30 days after written notice to the Borrower by the Agent or the Required Lenders; or

(c)           the Borrower or any Guarantor shall default in the observance or performance of any agreement contained in Section 2.9(a), Section 2.10(a), Section 2.15(c), Section 5.10, Section 6.1(c), Section 6.3 (other than a default arising from a nonconsensual Lien), Section 6.4, Section 6.5, or Section 6.6 or (without limiting the foregoing) shall fail to comply with either of the Collateralization Requirements; or

(d)           the Borrower or any Guarantor shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days (or 15 days with respect to Section 6.1(a) or (b), or three Business Days in the case of Section 5.2(g)(I) or (h)) after notice to the Borrower from the Agent or the Required Lenders; or

(e)           an “Event of Default”, as defined in the Citicorp Credit Agreement, shall occur and shall be continuing, whether or not resulting in the exercise of any rights or remedies; or

(f)            (i) the Borrower or any Guarantor or any of their Significant Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, conservator, custodian or other similar official for all or substantially all of its assets, or the Borrower or any Guarantor or any of their Significant Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any Guarantor or any of their Significant Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged and unbonded for a period of 60 days; or (iii) there shall be commenced against the Borrower or any Guarantor or any of their Significant Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or substantially all of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrower or any Guarantor or any of their Significant Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Borrower or any Guarantor or any of their Significant Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g)           (i)            any “reportable event” as described in Section 4043 of ERISA or the regulations thereunder (excluding those events for which the requirement for notice has been waived by the PBGC), or any other event or condition, which the Required Lenders determine constitutes reasonable grounds under Section 4042 of ERISA for the termination of any Pension Plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer or liquidate any Pension Plan shall occur; or

(ii)           a trustee shall be appointed by a United States District Court to administer any Pension Plan; or

(iii)          the PBGC shall institute proceedings to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan; or

(iv)          Holdings or any of its ERISA Affiliates shall become liable to the PBGC or any other party under Section 4062, 4063 or 4064 of ERISA with respect to any Pension Plan; or

(v)           Holdings or any of its ERISA Affiliates shall become liable to any Multiemployer Plan under Section 4201 et seq. of ERISA; or

(vi)          any Pension Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof unless a waiver of such standard or extension of any amortization period is granted under Section 412 of the Code; or

(vii)         a contribution required to be made to a Pension Plan or a Multiemployer Plan shall not be timely made; or

(viii)        the Borrower or any Guarantor or any Subsidiary of Holdings or any ERISA Affiliate has incurred or is likely to incur a liability to or on account of a Plan under Section 502(i), or 502(l) of ERISA or Section 4975 of the Code; or

(ix)           the Borrower or any Guarantor or any of their Subsidiaries has incurred or is likely to incur liabilities pursuant to one or more employee welfare benefit plans (as defined in Section 3(1) of ERISA) that provide benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or employee pension benefit plans (as defined in Section 3(2) of ERISA) other than Pension Plans, if as of the date thereof or any subsequent date, the sum of each the Borrower and the Guarantors and its ERISA Affiliates’ various liabilities (such liabilities to include, without limitation, any liability to the PBGC or to any other party under Section 4062, 4063 or 4064 of ERISA with respect to any Pension Plan, or to any Multiemployer Plan under Section 4201 et seq. of ERISA, and to be calculated after giving effect to the tax consequences thereof) as a result of such events listed in subclauses (i) through (ix) above exceeds $100,000,000; or

(h)           one or more judgments or decrees shall be entered against the Borrower or any Guarantor or any of their Subsidiaries involving a liability of $25,000,000 or more in the case of any one such judgment or decree or $50,000,000 or more in the aggregate for all such judgments and decrees (in each case to the extent not paid or fully covered by insurance provided by a carrier that has acknowledged coverage) and any such judgments or decrees shall not have been vacated, discharged, satisfied or stayed or bonded pending appeal within 60 days from the entry thereof; or

(i)            the Guaranty shall cease, for any reason, to be in full force and effect or the Borrower or any Guarantor or any Affiliate of the Borrower or any Guarantor shall so assert; or

(j)            any of the Security Documents shall cease, for any reason, to be in full force and effect, or the Borrower or any Guarantor, any Affiliate of the Borrower or any Guarantor shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby or the Borrower or any Guarantor shall assert in writing the invalidity, unenforceability or lack of priority of such Liens; or

(k)           on the Initial Delta Merger Date, or at any time thereafter until the Borrower and each Guarantor becomes a guarantor under the Delta-JPMCB Agreement and the Delta-GSCP Agreement, the amount of Pledged Cash shall be less than $3,315,000,000, then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower or any Guarantor, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable, or (B) if such event is any other Event of Default, with the consent of the Required Lenders, the Agent may, or upon the request of the Required Lenders, the Agent shall, by notice to the Borrower, declare the Commitments to be terminated forthwith, and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement or any other Loan Document to be due and payable forthwith, whereupon the same shall immediately terminate and become due and payable, as the case may be; provided, however, that in all events the Agent shall take such action as may be required to be taken by the Agent under Section 7.2 hereof.  Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.  In addition to the remedies set forth above, the Agent may exercise any other remedies provided for by this Agreement and the Security Documents in accordance with the terms hereof and thereof or any other remedies provided by applicable law.

Section 7.2  Presumptive Prepayment and Commitment Reduction at Lender’s Request Upon Event of Default — Specified Investment Account Proceeds.  Without limiting any other right or remedy under this Agreement or any other Loan Document, if an Event of Default has occurred and is continuing, the Agent shall, upon notice from any Lender requesting such action, (i) by giving notice to the Borrower (except in the case of an Event of Default specified in clause (i) or (ii) of Section 7.1(f) with respect to the Borrower), require the Borrower to immediately prepay outstanding Loans in an aggregate principal amount equal to the lesser of (x) the aggregate principal amount of the Loans then Outstanding and (y) the value (as determined by the Agent in its reasonable discretion) of all Cash Equivalent Securities then on deposit in the Specified Investment Account reduced by an amount equal to the sum of all Collateral Coverage Shortfall Deposits then on deposit in the Specified Investment Account, whereupon the Borrower shall immediately prepay Loans in such aggregate principal amount (and any amounts required to be paid under Section 2.26) and the Commitments of all Lenders shall be permanently reduced accordingly, and (ii) direct disposition of the net proceeds of such Cash Equivalent Securities to each Lender in accordance with such Lender’s Percentage, in furtherance of such prepayment obligation; provided, however, that the Agent shall not be required to take such action if, prior 4:30 p.m. on the second Business Day following the Agent’s receipt of such notice, Lenders whose total Commitment Amounts are equal to more than 66 2/3% of the Aggregate Commitment Amount advise the Agent in writing that such action should not be taken.

Section 7.3  Offset. In addition to the remedies set forth in Section 7.2, upon the occurrence of any Event of Default and thereafter while the same be continuing, the Borrower and each Guarantor hereby irrevocably authorize each Lender to set off any Obligations owed to such Lender against all deposits and credits of the Borrower or any Guarantor with, and any and all claims of the Borrower or any Guarantor against, such Lender. Such right shall exist whether or not such Lender shall have made any demand hereunder or under any other Loan Document, whether or not the Obligations, or any part thereof, or deposits and credits held for the account of the Borrower is or are matured or unmatured, and regardless of the existence or adequacy of any collateral, guaranty or any other security, right or remedy available to such Lender or the Lenders. Each Lender agrees that, as promptly as is reasonably possible after the exercise of any such setoff right, it shall notify the Borrower and the Agent of its exercise of such setoff right; provided, however, that the failure of such Lender to provide such notice shall not affect the validity of the exercise of such setoff rights. Nothing in this Agreement shall be deemed a waiver or prohibition of or restriction on any Lender to all rights of banker’s lien, setoff and counterclaim available pursuant to law.

ARTICLE VIII

GUARANTY

Section 8.1  The Guaranty.  To induce the Agent and Lenders to enter into this Agreement and to make the Loans and to induce the Letter of Credit Issuer to issue Letters of Credit and in recognition of the direct benefits to be received by the Guarantors herefrom and therefrom, each Guarantor hereby jointly and severally, unconditionally and irrevocably guarantees as primary obligor and not merely as surety the full and prompt payment and performance of the Obligations when due, whether upon maturity, by acceleration or otherwise, to each of the Secured Creditors.  If any or all of the Obligations of the Borrower to any of the Secured Creditors becomes due and payable hereunder, each Guarantor unconditionally promises on a joint and several basis to pay such Obligations to such Secured Creditor, or order, on demand, in lawful money of the United States, together with any and all expenses that may be incurred by such Secured Creditor in collecting any of the Obligations.

Section 8.2  Bankruptcy; Reinstatement.  Each Guarantor jointly and severally, unconditionally and irrevocably guarantees the payment of any and all of the Obligations of the Borrower to each of the Secured Creditors, whether or not due or payable by the Borrower, upon the occurrence in respect to the Borrower of any of the events specified in Section 7.1(f), and unconditionally promises to pay such Obligations to such Secured Creditor, or order, on demand, in lawful money of the United States.  Each Guarantor further agrees that its guaranty hereunder shall continue to be effective or reinstated if at any time payment, or any part thereof, of the Obligations is rescinded or must otherwise be restored by any of the Secured Creditors, upon the bankruptcy or reorganization of the Borrower or a Guarantor, or otherwise.

Section 8.3  Nature of Liability.  The liability of each Guarantor hereunder is exclusive and independent of any security for or other guaranty of the Obligations of the Borrower, whether executed by each Guarantor, any other guarantor or any other Person.  The liability of each Guarantor hereunder shall not be affected or impaired by (a) any direction as to application of payment by the Borrower or any other Person; (b) any other continuing or other guaranty, undertaking or maximum liability of a Guarantor or of any other Person as to the Obligations of the Borrower;  (c) any payment on or in reduction of any such other guaranty or undertaking;  (d) any dissolution, termination, increase or decrease, or change in personnel by the Borrower; or (e) any payment made to any of the Secured Creditors on the Obligations that such Secured Creditor repays to the Borrower or a Guarantor (including by depositing the proceeds with a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or a Guarantor) pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each Guarantor waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding.

Section 8.4  Independent Obligation.  The obligations of each Guarantor hereunder are independent of the obligations of any other Guarantor or the Borrower, and a separate action or actions may be brought and prosecuted against each Guarantor whether or not action is brought against any other Guarantor or the Borrower and whether or not any other Guarantor or the Borrower be joined in any such action or actions.  Each Guarantor waives, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof.  Any payment by the Borrower or other circumstances that operate to toll any statute of limitations as to the Borrower shall operate to toll the statute of limitations as to each Guarantor.

Section 8.5  Authorization.  Each Guarantor authorizes each of the Secured Creditors without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to (a) renew, compromise, extend, increase, accelerate or otherwise change the time for payment of, or otherwise change the terms of, the Obligations or any part thereof in accordance with this Agreement, including any increase or decrease of the rate of interest thereon; (b) take and hold security from any Guarantor or any other Person for the payment of this guaranty or the Obligations and exchange, enforce, waive or release any such security; (c) apply such security and direct the order or manner of sale thereof as the Secured Creditors in their discretion may determine; and (d) release or substitute any one or more endorsers, Guarantors, the Borrower or other obligors.

Section 8.6  Reliance.  It is not necessary for any of the Secured Creditors to inquire into the capacity or powers of the Borrower or the officers, directors, partners or agents acting or purporting to act on its behalf, and any Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

Section 8.7  Subordination.  Any indebtedness of the Borrower now or hereafter held by any Guarantor is hereby subordinated to the Obligations of the Borrower to the Secured Creditors.  If the Agent, after an Event of Default has occurred and is continuing, so requests, then such indebtedness of the Borrower to such Guarantor shall be collected, enforced and received by such Guarantor as trustee for the Secured Creditors and be paid over to the Secured Creditors on account of the Obligations of the Borrower to the Secured Creditors, but without affecting or impairing in any manner the liability of such Guarantor under the other provisions of this guaranty.  Prior to the transfer by any Guarantor of any note or negotiable instrument evidencing any indebtedness of the Borrower to such Guarantor, such Guarantor shall mark such note or negotiable instrument with a legend that the same is subject to this subordination.

Section 8.8  Waiver.

(a)           Each Guarantor waives any right (except as shall required by applicable statute and cannot be waived) to require the Secured Creditors to (a) proceed against the Borrower, any Guarantor or any other Person; (b) proceed against or exhaust any security granted by the Borrower, any other Guarantor or any other Person; or (c) pursue any other remedy in the Secured Creditors’ power whatsoever.  Each Guarantor waives any defense based on or arising out of any defense of the Borrower, any other Guarantor or any other Person other than payment in full of the Obligations, including, without limitation, any defense based on or arising out of the disability of the Borrower, any other Guarantor or any other Person, the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower other than payment in full of the Obligations. The Secured Creditors may, at their election, foreclose on any security held by them by one or more judicial or nonjudicial sales (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Secured Creditors may have against the Borrower or any other Person, or any security, without affecting or impairing in any way the liability of each Guarantor hereunder except to the extent the Obligations have been paid.  Each Guarantor waives any defense arising out of any such election by the Secured Creditors, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against the Borrower or any other Person or any security.  Until no Commitment or obligation to issue Letters of Credit is in effect, the Notes and all other Obligations have been paid in full and no Letters of Credit remain outstanding, each Guarantor agrees that it will not exercise any right of subrogation, waives any right to enforce any remedy that any of the Secured Creditors now has or may hereafter have against the Borrower, and waives any benefit of, and any right to participate in, any security now or hereafter held by the Secured Creditors.

(b)           Each Guarantor waives all presentments, demands for performance, protests and notices, including, without limitation, notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this guaranty, and notices of the existence, creation or incurring of new or additional Obligations.  Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks that each Guarantor assumes and incurs hereunder, and agrees that the Secured Creditors shall have no duty to advise any Guarantor of information known to them regarding such circumstances or risks.

Section 8.9  Limitation on Enforcement.  The Lenders agree that no Lender shall have any right individually to seek to enforce or to enforce this guaranty, it being understood and agreed that such rights and remedies may be exercised only by the Agent for the benefit of the Secured Creditors upon the terms of this Agreement.

ARTICLE IX

THE AGENT

The following provisions shall govern the relationship of the Agent with the Lenders:

Section 9.1  Appointment and Authorization. Each Lender appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such respective powers under the Loan Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto. Neither the Agent nor any of its directors, officers or employees shall be liable for any action taken or omitted to be taken by it under or in connection with the Loan Documents, except for its own gross negligence or willful misconduct. The Agent shall act as an independent contractor in performing its obligations as Agent hereunder and nothing herein contained shall be deemed to create any fiduciary relationship among or between the Agent, the Borrower or the Lenders.

Section 9.2  Note Holders. The Agent may treat the payee of any Note as the holder thereof until written notice of transfer shall have been filed with the Agent, signed by such payee and in form satisfactory to the Agent.

Section 9.3  Consultation With Counsel. The Agent may consult with legal counsel selected by it and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel.

Section 9.4  Loan Documents. The Agent shall not be under a duty to examine or pass upon the validity, effectiveness, genuineness or value of any of the Loan Documents or any other instrument or document furnished pursuant thereto, and the Agent shall be entitled to assume that the same are valid, effective and genuine and what they purport to be.

Section 9.5  U.S. Bank and Affiliates. With respect to its Commitments and the Loans made by it, U.S. Bank shall have the same rights and powers under the Loan Documents as any other Lender and may exercise the same as though it were not the Agent consistently with the terms thereof.  U.S. Bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower, the Guarantors and/or their Affiliates and accept payments or effect payments, by setoff or otherwise, in connection with any other agreement or relationship with the Borrower, the Guarantors and/or their Affiliates without having any obligation to account for or share such payments with any Lender or any other Person, in each case as if U.S. Bank were not the Agent.

Section 9.6  Action by Agent.

(a)           Except as may otherwise be expressly stated in this Agreement, the Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights which may be vested in it by, or with respect to taking or refraining from taking any action or actions which it may be able to take under or in respect of, the Loan Documents. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence as it deems appropriate of the Required Lenders or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Agent shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all holders of Notes; provided, however, that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to the Loan Documents or applicable law. The Agent shall be entitled to rely, and shall be fully protected and shall incur no liability in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, electronic mail or other message, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Loan Parties), independent accountants and other experts selected by the Agent.

(b)           The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Agent has received notice from a Lender, the Borrower or a Guarantor referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Agent receives such a notice, the Agent shall give notice thereof to the Lenders.  The Agent shall take such action with respect to such Default or Event of Default as may be required hereby or as shall be reasonably directed by the Required Lenders, provided that unless and until the Agent shall have received such directions the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

(c)           Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Agent is hereby irrevocably authorized by each relevant Lender (without requirement of notice to or consent of any such Lender) to take any action requested by the Borrower having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by Section 6.5 or (ii) under the circumstances described in paragraph (d) below.

(d)           At such time as no Commitment or obligation to issue Letters of Credit hereunder is in effect, the Notes and all of the other Obligations have been paid in full and no Letters of Credit remain outstanding, the Collateral shall (without the requirement of notice or consent of any Lender) be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Agent and the Borrower under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person and the net proceeds of any Cash Equivalent Securities remaining on deposit in the Specified Investment Account and the Letter of Credit Collateral Account shall be promptly transferred to the Borrower at its direction in Immediately Available Funds.

Section 9.7  Non-Reliance on Agent and Other Lenders. Each Lender expressly acknowledges that neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by the Agent hereafter taken, including any review of the affairs of the Borrower, any Guarantor or any of their Affiliates, shall be deemed to constitute any representation or warranty by the Agent to any Lender.  Each Lender represents to the Agent that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower, the Guarantors and their Affiliates and made its own decision to make its Loans hereunder and enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of Borrower, the Guarantors and their Affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent hereunder, the Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower, any Guarantor or any of their Affiliates that may come into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

Section 9.8  Notices of Event of Default. In the event that the Agent shall have acquired actual knowledge of any Event of Default or Default, the Agent shall promptly give notice thereof to the Lenders.

Section 9.9  Indemnification. Each Lender severally agrees to indemnify the Agent, as Agent (to the extent the Borrower is required to reimburse or indemnify the Agent therefor hereunder but does not reimburse or indemnify the Agent), ratably according to such Lender’s Percentage at the time of the circumstances or conduct giving rise to such liability occurred (or, if no Commitment was then in effect, such Lender’s Percentage as in effect immediately prior to the date on which all of the Commitments ceased to be in effect) from and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on or incurred by the Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by the Agent under the Loan Documents, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent’s gross negligence or willful misconduct. No payment by any Lender under this Section 9.9 shall relieve the Borrower of any of its obligations under this Agreement.

Section 9.10  Payments and Collections. All funds received by the Agent in respect of any payments made by the Borrower on the Loans or Commitment Fees shall be distributed forthwith by the Agent among the Lenders, in like currency and funds as received, ratably according to each Lender’s Percentage (and, with respect to any Lender with both Tranche 1 Loans and Tranche 2 Loans, ratably among such Lender’s Tranche 1 Loans and Tranche 2 Loans). If any Event of Default has occurred and is continuing, all funds received by the Agent, whether as payments by the Borrower or any Guarantor or as realization on Collateral or on any guaranties or otherwise, shall (except as may otherwise be required by law) be distributed by the Agent in the following order: (a) first to the Agent or any Lender who has incurred unreimbursed costs of collection with respect to any Obligations hereunder, ratably to the Agent and each Lender in the proportion that the costs incurred by the Agent or such Lender bear to the total of all such costs incurred by the Agent and all Lenders; (b) next to the Agent for the account of the Lenders (in accordance with their respective Percentages or, if no Commitment is in effect, such Lender’s Percentage as in effect immediately prior to the date on which all of the Commitments ceased to be in effect (and, with respect to any Lender with both Tranche 1 Loans and Tranche 2 Loans, ratably among such Lender’s Tranche 1 Loans and Tranche 2 Loans) for application on the Loans; and (c) next to the Agent for the account of the

Lenders (in accordance with their respective Percentages or, if no Commitment is in effect, such Lender’s Percentage as in effect immediately prior to the date on which all of the Commitments ceased to be in effect) for any unpaid Commitment Fees owing by the Borrower hereunder.

Section 9.11  Sharing of Payments. If any Lender shall receive and retain any payment, voluntary or involuntary, whether by setoff, application of deposit balance or security, or otherwise, in respect of Indebtedness under this Agreement or the Notes in excess of such Lender’s share thereof as determined under this Agreement, then such Lender shall purchase from the other relevant Lenders (other than any Defaulting Lender) for cash and at face value and without recourse, such participation in the Notes held by such other Lenders as shall be necessary to cause such excess payment to be shared ratably as aforesaid with such other Lenders; provided, however, that if such excess payment or part thereof is thereafter recovered from such purchasing Lender, the related purchases from the other Lenders shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest.  Without limiting the generality of the foregoing, this Section shall apply to proceeds of the Japanese Real Property Assets received by U.S. Bank including any such proceeds received pursuant to the Japanese Real Property Mortgage or the Japanese Insurance Pledge Agreement; provided, however, that any action taken by or on behalf of U.S. Bank in respect of the Japanese Real Property Assets, the Japanese Real Property Mortgage or the Japanese Insurance Pledge Agreement shall be deemed for purposes of this Agreement to have been taken by U.S. Bank in its capacity as Agent.

Section 9.12  Advice to Lenders. The Agent shall forward to the Lenders copies of all notices, financial reports and other communications received hereunder from the Borrower by it as Agent, excluding, however, notices, reports and communications which by the terms hereof are to be furnished by the Borrower directly to each Lender.

Section 9.13  Defaulting Lender.

(a)           Remedies Against a Defaulting Lender. In addition to the rights and remedies that may be available to the Agent or the Borrower under this Agreement or applicable law, if at any time a Lender is a Defaulting Lender such Defaulting Lender’s right to participate in the administration of the Loans, this Agreement and the other Loan Documents, including without limitation, any right to vote in respect of, to consent to or to direct any action or inaction of the Agent or to be taken into account in the calculation of the Required Lenders, shall be suspended while such Lender remains a Defaulting Lender. If a Lender is a Defaulting Lender because it has failed to make timely payment to the Agent of any amount required to be paid to the Agent hereunder (without giving effect to any notice or cure periods), in addition to other rights and remedies which the Agent or the Borrower may have under the immediately preceding provisions or otherwise, the Agent shall be entitled (i) to collect interest from such Defaulting Lender on such delinquent payment for the period from the date on which the payment was due until the date on which the payment is made at the Federal Funds Rate, (ii) to withhold or setoff and to apply in satisfaction of the defaulted payment and any related interest, any amounts otherwise payable to such Defaulting Lender under this Agreement or any other Loan Document until such defaulted payment and related interest has been paid in full and such default no longer exists and (iii) to bring an action or suit against such

Defaulting Lender in a court of competent jurisdiction to recover the defaulted amount and any related interest. Any amounts received by the Agent in respect of a Defaulting Lender’s Loans shall not be paid to such Defaulting Lender and shall be held uninvested by the Agent and either applied against the purchase price of such Loans under the following subsection (b) or paid to such Defaulting Lender upon the default of such Defaulting Lender being cured.

(b)           Purchase from Defaulting Lender. Any Lender that is not a Defaulting Lender shall have the right, but not the obligation, in its sole discretion, to acquire all of a Defaulting Lender’s Commitments. If more than one Lender exercises such right, each such Lender shall have the right to acquire such proportion of such Defaulting Lender’s Commitments on a pro rata basis. Upon any such purchase, the Defaulting Lender’s interest in its Loans and its rights hereunder (but not its liability in respect thereof or under the Loan Documents or this Agreement to the extent the same relate to the period prior to the effective date of the purchase) shall terminate on the date of purchase, and the Defaulting Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest to the purchaser thereof subject to and in accordance with the requirements set forth in Section 10.6, including an assignment in form acceptable to the Agent. The purchase price for the Commitments of a Defaulting Lender shall be equal to the amount of the principal balance of the Loans outstanding and owed by the Borrower to the Defaulting Lender. The purchaser shall pay to the Defaulting Lender in Immediately Available Funds on the date of such purchase the principal of and accrued and unpaid interest and fees on the Loans made by such Defaulting Lender hereunder (it being understood that such accrued and unpaid interest and fees may be paid pro rata to the purchasing Lender and the Defaulting Lender by the Agent at a subsequent date upon receipt of payment of such amounts from the Borrower). Prior to payment of such purchase price to a Defaulting Lender, the Agent shall apply against such purchase price any amounts retained by the Agent pursuant to the last sentence of the immediately preceding subsection (a). The Defaulting Lender shall be entitled to receive amounts owed to it by the Borrower under the Loan Documents which accrued prior to the date of the default by the Defaulting Lender, to the extent the same are received by the Agent from or on behalf of the Borrower. There shall be no recourse against any Lender or the Agent for the payment of such sums except to the extent of the receipt of payments from any other party or in respect of the Loans.

Section 9.14  Resignation By Agent. If at any time the Agent shall deem it advisable, in its sole discretion, it may submit to each of the Lenders and the Borrower a written notification of its resignation as Agent under this Agreement. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Agent, which successor Agent shall (unless an Event of Default has occurred and is continuing) be reasonably acceptable to the Borrower. If no successor Agent shall have been so appointed and shall have accepted such appointment within 45 days after the retiring Agent’s giving of notice of its resignation, then the retiring Agent may, on behalf of the Lenders, appoint an Agent which shall be a Lender or a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $100,000,000. Any such resignation shall be effective upon the appointment of a successor Agent. Upon the acceptance of any appointment as the Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations, under this Agreement and the other Loan Documents. After the retiring Agent’s resignation hereunder as the Agent, the provisions of this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was acting as the Agent under this Agreement and any other Loan Document.

ARTICLE X

MISCELLANEOUS

Section 10.1  Modifications.  Subject to the terms of this Section, any term of this Agreement or any other Loan Document may be amended with the written consent of the Borrower and any Guarantor that is a party thereto and the Required Lenders; provided that no amendment, modification or waiver of any provision of this Agreement or any other Loan Document or consent to any departure therefrom by the Borrower or other party thereto shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such amendment, modification, waiver or consent shall be effective only in the specific instance and for the purpose for which given. The Agent may enter into amendments or modifications of, and grant consents and waivers to departure from the provisions of, those Loan Documents to which the Lenders are not signatories without the Lenders’ joining therein, provided the Agent has first obtained the separate prior written consent to such amendment, modification, consent or waiver from the Required Lenders. Notwithstanding the foregoing, no such amendment, modification, waiver or consent shall:

(a)                                  reduce the rate or extend the time of payment of interest thereon, or reduce the amount of the principal thereof, or modify any of the provisions of this Agreement or any Note (including any reimbursement obligations for letters of credit) with respect to the payment or repayment thereof, including without limitation, the extension of any time for any scheduled payment of principal, without the consent of all Lenders affected thereby; or

(b)                                 increase the amount or extend the time of any Commitment of any Lender, without the consent of all Lenders; or

(c)                                  reduce the rate or extend the time of payment of any fee payable to a Lender, without the consent of all Lenders affected thereby; or

(d)                                 except as may otherwise be expressly provided in Sections 9.6(c) or 9.6(d), release any material portion of Collateral securing, or any guaranties for, all or any part of the Obligations without the consent of all the Lenders (provided, however, that any Collateral Disposed of in a transaction permitted hereby may be released by the Agent without further consent from any Lender) or consent to the transfer or assignment by the Borrower of any of its rights and obligations under this Agreement or the other Loan Documents; or

(e)                                  amend Section 6.5(a) or Section 9.6(d) without the consent of all the Lenders; or

(f)                                    amend the definition of Required Lenders or otherwise reduce the percentage of the Lenders required to approve or effectuate any such amendment, modification, waiver, or consent, without the consent of all the Lenders; or

(g)                                 amend Section 9.10 or Section 10.6(c) without the consent of all the Lenders; or

(h)                                 amend Section 2.9, Section 6.1 or either of the Collateralization Requirements without the consent of all the Lenders; or

(i)                                     amend any of the foregoing Sections 10.1(a) through (h) without the consent of all the Lenders; or

(j)                                     amend any provision of this Agreement relating to the Agent in its capacity as Agent without the consent of the Agent; or

(k)                                  amend the Letter of Credit Collateralization Requirement or any other provision of this Agreement relating to the issuance of Letters of Credit without the consent of the Agent, all Lenders and the Letter of Credit Issuer.

Section 10.2  Expenses. Whether or not the transactions contemplated hereby are consummated, the Borrower agrees to pay or reimburse the Agent and each Lender upon demand for all reasonable out-of-pocket expenses paid or incurred by the Agent and such Lender including filing and recording costs and fees, charges and disbursements of outside counsel to the Agent and such Lender (determined on the basis of such counsel’s generally applicable rates, which may be higher than the rates such counsel charges the Agent or such Lender in certain matters) and/or the allocated costs of in-house counsel incurred from time to time, in connection with the negotiation, preparation, approval, review, execution, delivery, administration, amendment, modification, syndication, interpretation, collection and enforcement of this Agreement and the other Loan Documents and any commitment letters relating thereto.  The Borrower shall also reimburse the Agent and each Lender upon demand for all reasonable out-of-pocket expenses (including expenses of legal counsel) paid or incurred by the Agent or any Lender in connection with (A) the collection and enforcement of this Agreement and any other Loan Document and (B) the collection of Loans made hereunder, reimbursement of Unpaid Drawings and other Obligations, including all such out-of-pocket expenses paid or incurred during any work-out, restructuring or negotiations in respect thereof. The obligations of the Borrower under this Section shall survive any termination of this Agreement.

Section 10.3  Waivers; Cumulative Remedies.  No failure on the part of the Agent or the holder of a Note to exercise and no delay in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right.  The remedies herein and in the other Loan Documents provided are cumulative and not exclusive of any remedies provided by law.

Section 10.4  Notices. Except when telephonic notice is expressly authorized by this Agreement, any notice or other communication to any party in connection with this

Agreement shall be in writing and shall be sent by manual delivery, facsimile transmission, overnight courier or United States mail (postage prepaid) addressed to such party at the address specified on the signature page hereof, or at such other address as such party shall have specified to the other party hereto in writing.  All periods of notice shall be measured from the date of delivery thereof if manually delivered, from the date of sending thereof if sent by facsimile transmission, from the first Business Day after the date of sending if sent by overnight courier, or from four days after the date of mailing if mailed; provided, however, that any notice to the Agent or any Lender under Article II hereof shall be deemed to have been given only when received by the Agent or such Lender.

Section 10.5  Taxes. The Borrower agrees to pay, and save the Secured Creditors harmless from all liability for, any stamp or other taxes which may be payable with respect to the execution or delivery of this Agreement or the other Loan Documents or the issuance of the Notes or Letters of Credit hereunder, which obligation of the Borrower shall survive the termination of this Agreement.

Section 10.6  Successors and Assigns; Disposition of Loans; Transferees.

(a)                                  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign its rights or delegate its obligations hereunder or under any other Loan Document without the prior written consent of all the Lenders.

(b)                                 Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other financial institutions or Affiliates of such Lender (“Participants”) participating interests in any Loan or other Obligation owing to such Lender, any Note held by such Lender, and any Commitment of such Lender, or any other interest of such Lender hereunder. In the event of any such sale by a Lender of participating interests to a Participant, (i) such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible for the performance thereof, (iii) such Lender shall remain the holder of any such Note for all purposes under this Agreement, (iv) the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (v) the agreement pursuant to which such Participant acquires its participating interest herein shall provide that such Lender shall retain the sole right and responsibility to enforce the Obligations, including, without limitation the right to consent or agree to any amendment, modification, consent or waiver with respect to this Agreement or any other Loan Document, provided that such agreement may provide that such Lender will not consent or agree to any such amendment, modification, consent or waiver with respect to the matters set forth in Sections 10.1(a) through (i) without the prior consent of such Participant. Each Borrower agrees that if amounts outstanding under this Agreement, the Notes and the Loan Documents are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have, to the extent permitted by applicable law, the right of setoff in respect of its participating interest in amounts owing under this Agreement and any Note or other Loan Document to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement or any Note or other Loan Document; provided, however, that such right of setoff shall be subject to the obligation of such Participant to share with the Lenders, and the Lenders agree to share with such Participant, as provided in Section 9.11. The Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.22, 2.23, 2.24, 2.25, 2.26, 2.27, 2.28 and 10.2 with respect to its participation in the Commitments; provided, that no Participant shall be entitled to receive any greater amount pursuant to such subsections than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

(c)           Each Lender may at any time sell, assign, transfer, or otherwise Dispose of any portion of its Commitments, the Loans and/or Advances (each such interest so Disposed of being herein called a “Transferred Interest”) only (i) to any recognized U.S., Canadian, European, Australian, Chinese, Taiwanese or Japanese bank, without consent, or (ii) to (A) any other bank or financial institution (not including any hedge fund or private equity firm or fund) or (B) if an Event of Default has occurred and is continuing, any hedge fund or private equity firm or fund, in the case of either clause (A) or clause (B) with the consent of the Agent and the Required Lenders (which shall not include the Lender requesting approval thereof) and, unless an Event of Default has occurred and is continuing, the consent of Borrower (any such Person referred to in either clause (A) or clause (B) being referred to as a “Transferee”); provided, however, that (x) such consent of the Agent, the Required Lenders and, if applicable, the Borrower shall not be unreasonably withheld, (y) the minimum aggregate amount of the sum of the Commitments and/or Loans which are the subject of the assignment shall be $25,000,000 unless such assignment while an Event of Default has occurred and is continuing in which case the minimum aggregate sum shall be $5,000,000, and (z) a Lender may Dispose of a Transferred Interest only pursuant to a written agreement substantially in the form of Exhibit G hereto and upon payment to the Agent by the parties to such disposition of a processing and recording fee in the amount of $3,500 (provided such fee shall not be payable with respect to assignments by a Lender to its Affiliates). The Borrower agrees that each Transferee shall be entitled to the benefits of Sections 2.22, 2.23, 2.24, 2.25, 2.26, 2.27, 2.28 and 10.2 with respect to its Transferred Interest and that each Transferee may exercise any and all rights of banker’s lien, setoff and counterclaim as if such Transferee were a direct lender to the Borrower. If any Lender makes any assignment to a Transferee, then upon notice to the Borrower such Transferee, to the extent of such assignment (unless otherwise provided therein), shall become a “Lender” hereunder and shall have all the rights and obligations of such Lender hereunder and such Lender shall be released from its duties and obligations under this Agreement to the extent of such assignment.

(d)           Each Lender may disclose to any Transferee or Participant and to any prospective Transferee or Participant any and all information in such Lender’s possession concerning the Borrower, the Guarantors or any of their Subsidiaries that has been delivered to such Lender by or on behalf of any such Person pursuant to this Agreement or has been delivered to such Lender by or on behalf of such Person in connection with such Lender’s credit evaluation of any such Person prior to entering into this Agreement, provided that prior to disclosing such information, such Lender shall cause such prospective Transferee or Participant to execute and deliver to the Borrower and the Agent a confidentiality agreement substantially in the form of Exhibit H or such other form reasonably acceptable to the Borrower and the Agent.

(e)           Notwithstanding any other provision in this Agreement, any Lender may at any time create a security interest in or pledge all or any portion of its rights under and interest in this Agreement and any Note held by it in favor of any federal reserve bank in accordance with Regulation A of the Board or U. S. Treasury Regulation 31 CFR § 203.14, and such federal reserve bank may enforce such pledge or security interest in any manner permitted under applicable law, provided that any payment in respect of such rights made by the Borrower to or for the account of such Lender in accordance with the terms of this Agreement shall satisfy the Borrower’s obligations hereunder in respect of such rights to the extent of such payment. No such grant of a security interest or pledge shall release such Lender from its obligations hereunder.

(f)            The Agent shall, on behalf of the Borrower, maintain at its address a copy of each assignment agreement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of demonstrable error, and the Borrower, the Guarantors, the Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Commitments, the Loans and any Notes evidencing such Loans recorded therein for all purposes of this Agreement and the other Loan Documents. Any assignment of any Commitment and/or Loan, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time during regular business hours and from time to time upon reasonable prior notice.

Section 10.7  Confidentiality of Information.

(a)           Subject to the provisions of clause (b) of this Section, each Lender shall hold all non-public information obtained pursuant to the requirements of this Agreement that has been identified in writing as such by the Borrower or any Guarantor in accordance with its customary procedure for handling confidential information of this nature and in accordance with safe and sound banking practices and in any event may make disclosure to affiliates of such Lender or disclosures to any bona fide prospective transferee or participant in connection with the contemplated transfer of any Loan or Commitment or participation therein or as required or requested by any Governmental Authority or representative thereof or pursuant to legal process or to such Lender’s attorneys, affiliates or independent auditors, provided that unless specifically prohibited by applicable law or court order, each Lender shall notify the Borrower of any request by any Governmental Authority or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender or Affiliate by such Governmental Authority) for disclosure to a Governmental Authority of any such non-public information prior to disclosure of such information; and provided further, that in no event shall any Lender be obligated or required to return any materials furnished by the Borrower or any Guarantor or any of their Subsidiaries, provided that, in the case of disclosure to any prospective transferee or participant, such Person executes an agreement with such Lender containing provisions substantially in the form of Exhibit H or such other form as may be reasonably acceptable to the Borrower and the Agent; and provided further that neither any Lender nor the Agent shall be liable for any damages arising from the use by others of non-public information or other materials obtained through the internet, Intralinks or similar information transmission systems in connection with the Loan Documents or any transactions contemplated thereunder.

(b)           The Borrower and each Guarantor hereby acknowledges and agrees that each Lender may share with any of its affiliates any information related to Holdings or any of its Subsidiaries (including, without limitation, any nonpublic customer information regarding the creditworthiness of Holdings or any of its Subsidiaries), provided such Persons shall be subject to the provisions of this Section to the same extent as such Lender.

Section 10.8  Governing Law and Construction. THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF MINNESOTA, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF, BUT GIVING EFFECT TO FEDERAL LAWS OF THE UNITED STATES APPLICABLE TO NATIONAL BANKS. Whenever possible, each provision of this Agreement and the other Loan Documents and any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto shall be interpreted in such manner as to be effective and valid under such applicable law, but, if any provision of this Agreement, the other Loan Documents or any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto shall be held to be prohibited or invalid under such applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, the other Loan Documents or any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto.

Section 10.9  Consent to Jurisdiction. AT THE OPTION OF THE AGENT, THIS AGREEMENT AND (EXCEPT AS MAY OTHERWISE BE SPECIFICALLY PROVIDED THEREIN) THE OTHER LOAN DOCUMENTS MAY BE ENFORCED IN ANY FEDERAL COURT OR MINNESOTA STATE COURT SITTING IN HENNEPIN COUNTY; AND THE BORROWER AND THE GUARANTORS EACH CONSENT TO THE JURISDICTION AND VENUE OF ANY SUCH COURT AND WAIVE ANY ARGUMENT THAT VENUE IN ANY SUCH FORUM IS NOT CONVENIENT. IN THE EVENT THE BORROWER OR ANY GUARANTOR COMMENCES ANY ACTION IN ANOTHER JURISDICTION OR VENUE UNDER ANY TORT OR CONTRACT THEORY ARISING DIRECTLY OR INDIRECTLY FROM THE RELATIONSHIP CREATED BY THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS, THE AGENT AT ITS OPTION SHALL BE ENTITLED TO HAVE THE CASE TRANSFERRED TO ONE OF THE JURISDICTIONS AND VENUES ABOVE-DESCRIBED, OR IF SUCH TRANSFER CANNOT BE ACCOMPLISHED UNDER APPLICABLE LAW, TO HAVE SUCH CASE DISMISSED WITHOUT PREJUDICE.

Section 10.10  Waiver of Jury Trial. EACH OF THE BORROWER, THE GUARANTORS, THE AGENT AND THE LENDERS IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 10.11  Survival of Agreement. All representations, warranties, covenants and agreement made by the Borrower herein or in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be deemed to have been relied upon by the Lenders and shall survive the making of the Loans by the Lenders and the execution and delivery to the Lenders by the Borrower of the Notes, regardless of any investigation made by or on behalf of the Lenders, and shall continue in full force and effect as long as any Obligation is outstanding and unpaid and so long as the Commitments have not been terminated; provided, however, that the obligations of the Borrower under Sections 10.2, 10.5 and 10.12 shall survive payment in full of the Obligations and the termination of the Commitments.

Section 10.12  Indemnification. The Borrower and each of the Guarantors hereby agrees to defend, protect, indemnify and hold harmless each of the Secured Creditors and their respective Affiliates and the directors, officers, employees, attorneys and agents of each of the Secured Creditors and their respective Affiliates (each of the foregoing being an “Indemnitee” and all of the foregoing being collectively the “Indemnitees”) from and against any and all claims, actions, damages, liabilities, judgments, costs and expenses (including all reasonable fees and disbursements of counsel which may be incurred in the investigation or defense of any matter) imposed upon, incurred by or asserted against any Indemnitee, whether direct, indirect or consequential and whether based on any federal, state, local or foreign laws or regulations (including securities laws, environmental laws, commercial laws and regulations), under common law or on equitable cause, or on contract or otherwise:

(a)                                  by reason of, relating to or in connection with the execution, delivery, performance or enforcement of any Loan Document, any commitments relating thereto, or any transaction contemplated by any Loan Document; or

(b)                                 by reason of, relating to or in connection with any credit extended or used under the Loan Documents or any act done or omitted by any Person, or the exercise of any rights or remedies thereunder, including the acquisition of any collateral by the Secured Creditors by way of foreclosure of the Lien thereon, deed or bill of sale in lieu of such foreclosure or otherwise;

provided, however, that the Borrower shall not be liable to any Indemnitee for any portion of such claims, damages, liabilities and expenses resulting from such Indemnitee’s gross negligence or willful misconduct. In the event this indemnity is unenforceable as a matter of law as to a particular matter or consequence referred to herein, it shall be enforceable to the full extent permitted by law.

This indemnification applies, without limitation, to any act, omission, event or circumstance existing or occurring on or prior to the later of each of the Applicable Termination Dates or the date of payment in full of the Obligations, including specifically Obligations arising under clause (b) of this Section. The indemnification provisions set forth above shall be in addition to any liability the Borrower may otherwise have. Without prejudice to the survival of any other obligation of the Borrower hereunder the indemnities and obligations of the Borrower contained in this Section shall survive the payment in full of the other Obligations.

Section 10.13  Captions. The captions or headings herein and any table of contents hereto are for convenience only and in no way define, limit or describe the scope or intent of any provision of this Agreement.

Section 10.14  Entire Agreement. This Agreement and the other Loan Documents embody the entire agreement and understanding between the Borrower, the Guarantors, the Agent and the Lenders with respect to the subject matter hereof and thereof. This Agreement supersedes all prior agreements and understandings relating to the subject matter hereof. Nothing contained in this Agreement or in any other Loan Document, expressed or implied, is intended to confer upon any Persons other than the parties hereto any rights, remedies, obligations or liabilities hereunder or thereunder, except as expressly provided herein or therein.

Section 10.15  Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

Section 10.16  Borrower and Guarantor Acknowledgments.  The Borrower and each of the Guarantors hereby acknowledges that (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents, (b) neither the Agent nor any other Secured Creditor has any fiduciary relationship to the Borrower, the relationship being solely that of debtor and creditor, (c) no joint venture exists between the Borrower or the Guarantors and any of the Secured Creditors, and (d) none of the Secured Creditors undertakes any responsibility to the Borrower or any of the Guarantors to review or inform such Person of any matter in connection with any phase of the business or operations of such Person, and each such Person shall rely entirely upon its own judgment with respect to its business, and any review, inspection or supervision of, or information supplied to, the Borrower or any Guarantor by any of the Secured Creditors is for the protection of the Secured Creditors and neither the Borrower nor any Guarantor or third party is entitled to rely thereon.

(Signature pages follow)

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

NORTHWEST AIRLINES, INC.

By:	/s/ Daniel B. Matthews
Name: Daniel B. Matthews
Title: Sr. Vice President & Treasurer

Address:
2700 Lone Oak Parkway
Eagan, Minnesota 55121
Fax: (612) 726-7123
Attention: President

NORTHWEST AIRLINES CORPORATION

By:	/s/ Daniel B. Matthews
Name: Daniel B. Matthews
Title: Sr. Vice President & Treasurer

Address:
2700 Lone Oak Parkway
Eagan, Minnesota 55121
Fax: (612) 726-7123
Attention: President

MCH, INC.

By:	/s/ Daniel B. Matthews
Name: Daniel B. Matthews
Title: Vice President & Treasurer

Address:
1000 Blue Gentian Road
Suite 225
Eagan, Minnesota 55121
Fax: (651) 367-5390
Attention: President

COMPASS AIRLINES, INC.

By:	/s/ Daniel B. Matthews
Name: Daniel B. Matthews
Title: Vice President & Treasurer

Address:
4501 Singer Court
Suite 130
Chantilly, Virginia 20151
Fax: (703) 802-1436
Attention: President

MESABA AVIATION, INC.

By:	/s/ Michael L. Miller
Name: Michael L. Miller
Title: Vice President & Secretary

Address:
1000 Blue Gentian Road
Suite 200
Eagan, Minnesota 55121
Fax: (651) 367-5394
Attention: President

NWA FUEL SERVICES CORPORATION

By:	/s/ David E. Zanussi
Name: David E. Zanussi
Title: President

Address:
Dept. A4192
2700 Lone Oak Parkway
Eagan, Minnesota 55121
Fax: (612) 726-4851
Attention: President

NORTHWEST AEROSPACE TRAINING
CORPORATION

By:	/s/ Daniel B. Matthews
Name: Daniel B. Matthews
Title: Vice President & Treasurer

Address:
2600 Lone Oak Point
Eagan, Minnesota 55121
Fax: (612) 726-6046
Attention: President

NWA RETAIL SALES INC.

By:	/s/ Daniel B. Matthews
Name: Daniel B. Matthews
Title: Vice President & Treasurer

Address:
c/o Northwest Airlines, Inc.
2700 Lone Oak Parkway
Eagan, Minnesota 55121
Fax: (612) 726-7123
Attention: President

MLT INC.

By:	/s/ Daniel B. Matthews
Name: Daniel B. Matthews
Title: Vice President & Treasurer

Address:
4660 West 77th Street
Edina, Minnesota 55435
Fax: (651) 367-8462
Attention: President

U.S. BANK NATIONAL ASSOCIATION,
in its individual corporate capacity and as Agent

By:	/s/ Mark R. Olmon
Name: Mark R. Olmon
Title: Senior Vice President

Address and Applicable Lending Office:
800 Nicollet Mall
BC-MN-H03Q
Minneapolis, Minnesota 55402-4302
Fax: (612) 303-2257
Attention: Mark Olmon

CITIBANK, N.A.

By:	/s/ James J. McCarthy
Name: James J. McCarthy
Title: Managing Director & Vice President

Address and Applicable Lending Office:
1615 Brett Road
New Castle, Delaware 19720
Fax: (212) 994-0847
Attention: Dan Digiacobbe

MORGAN STANLEY BANK, N.A.

By:	/s/ Daniel Twenge
Name: Daniel Twenge
Title: Authorized Signatory

Address and Applicable Lending Office:
One Utah Center
201 South Main Street, 5th Floor
Salt Lake City, Utah 84111
Fax: (718) 233-0967
Attention: Carrie D. Johnson

With a copy to:
1000 Lancaster Street
Baltimore, MD 21202
Fax: (718) 233-2140
Attention: Loan Servicing